Filed Pursuant to Rule 424(b)(3)
File Number 333-_______

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on July 5, 2007
(Registration No. 333-139731)

JAVA DETOUR, INC.

This Prospectus Supplement No. 1 supplements our Prospectus dated July 5, 2007 (the “Prospectus”). The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 1 together with the Prospectus.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K of Java Detour, Inc., as filed with the Securities and Exchange Commission (the “SEC”) on August 7, 2007 and the Quarterly Report on Form 10-QSB of Java Detour, Inc., as filed with the SEC on August 14, 2007.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “JVDT.PK.”

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 1 is August 27, 2007

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-QSB

☒ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended June 30, 2007

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Commission File Number
000-52357

JAVA DETOUR, INC.
(Exact name of small business issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	20-5968895 (I.R.S. Employer Identification No.)

2121 Second Street Building C, Suite 105 Davis, CA (Address of principal executive offices)	95618 (Zip Code)

(530) 756-8020
(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒    No ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐    No ☒

There were 28,327,787 shares outstanding of registrant’s common stock, par value $.001 per share, as of August 1, 2007.

Transitional Small Business Disclosure Format (check one):     Yes ☐   No ☒

JAVA DETOUR, INC.
FORM 10-QSB QUARTERLY REPORT

PART I - FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

The information required by this Item 1 is incorporated by reference to the unaudited financial statements beginning at page F-1 of this quarterly report.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying unaudited financial statements reflect all adjustments that, in the opinion of management, are considered necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. The results of operations for such periods are not necessarily indicative of the results expected for the full fiscal year or for any future period. The accompanying unaudited financial statements should be read in conjunction with the audited financial statements of Java Detour, Inc. included in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2007 and as may be amended.

JAVA DETOUR, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
JUNE 30, 2007
(Unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$1,787,888
Accounts receivable, net	80,489
Current portion of notes receivable	62,032
Inventories	90,521
Investments	966,793
Assets available for sale	1,577,399
Deferred acquisition costs	29,374
Prepaid expenses	113,386
Total current assets	4,707,882

NONCURRENT ASSETS:
Notes receivable, net of current portion	382,439
Property and equipment, net	3,692,789
Intangibles	22,250
Prepaid expenses	12,318
Deferred tax assets	485,647
Other assets	67,104

TOTAL ASSETS	$9,370,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$600,732
Accounts payable, related party	14,096
Deferred revenue	932,000
Liabilities associated with assets available for sale	111,265
Notes payable	56,144
Capital lease obligations	249,203
Accrued expenses and other current liabilities	391,200
Total current liabilities	2,354,640

Notes payable, net of current portion	928,551
Capital lease obligations, net of current portion	642,399
Deferred rent	169,125
Total liabilities	4,094,715

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.001 par value; 5,000,000 shares authorized;
0 shares issued and outstanding	-
Common stock, $0.001 par value; 75,000,000 shares authorized;
28,327,787 shares issued and outstanding	28,328
Additional paid in capital	14,510,745
Unrealized gain/loss on investments	(25,431)
Accumulated deficit	(9,237,928)
Total stockholders’ equity	5,275,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,370,429

The accompanying notes are an integral part of these consolidated financial statements.

JAVA DETOUR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE (LOSS)
THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
OPERATING REVENUES:	Three months ended	Three months ended	Six months ended	Six months ended
Sales and other operating revenues, net	$1,687,124	$1,621,518	$3,280,590	$3,123,261
Cost of sales	(587,626)	(478,512)	(1,099,165)	(889,639)
Gross profit	1,099,498	1,143,006	2,181,425	2,233,622

OPERATING EXPENSES:
Store operating expenses	1,306,683	809,293	2,410,971	1,539,723
Selling, general and administrative expenses	1,312,403	201,179	2,302,116	435,811
Depreciation	130,895	100,698	257,122	194,780

Total operating expenses	2,749,981	1,111,170	4,970,209	2,170,314

INCOME (LOSS) FROM OPERATIONS	(1,650,483)	31,836	(2,788,784)	63,308

OTHER INCOME/(EXPENSE):
Other income	67,219	199,383	115,502	222,114
Interest expense	(66,040)	(186,656)	(138,607)	(366,238)
Gain on registration rights agreement	150,000	-	150,000	-
Other expenses	(22,645)	(30,630)	(25,429)	(33,913)
Total other income/(expense)	128,534	(17,903)	101,466	(178,037)

NET INCOME (LOSS) BEFORE INCOME TAXES	(1,521,949)	13,933	(2,687,318)	(114,729)

INCOME TAX (EXPENSE) BENEFIT	-	-	(2,400)	3,996

NET INCOME (LOSS)	$(1,521,949)	$13,933	$(2,689,718)	$(110,733)

OTHER COMPREHENSIVE (LOSS)
Unrealized loss on investments	(25,431)	-	(25,431)	-

COMPREHENSIVE INCOME (LOSS)	$(1,547,380)	$13,933	$(2,715,149)

PREFERRED STOCK DIVIDENDS	-	(14,979)	-	(29,958)

NET LOSS ATTRIBUTED TO COMMON
STOCKHOLDERS	$(1,521,949)	$(1,046)	$(2,689,718)	$(140,691)

NET (LOSS) PER SHARE:
BASIC AND DILUTED	$(0.05)	$0.00	$(0.09)	$(0.01)

WEIGHTED AVERAGE SHARES
OUTSTANDING:
BASIC AND DILUTED	28,327,787	10,875,460	28,327,787	10,875,460

The accompanying notes are an integral part of these consolidated financial statements.

JAVA DETOUR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2007 AND 2006
(Unaudited)

CASH FLOWS (TO) FROM OPERATING ACTIVITIES:	2007	2006
Net income (loss)	$(2,689,718)	$(110,733)
Adjustments to reconcile net (loss) to net cash (used in) operating activities:
Depreciation	257,122	194,780
Loss on disposal of fixed assets	30,369	2,421
Amortization of beneficial conversion feature	-	9,902
Value of options granted to employees	204,271	-
Amortization of fair value of warrants granted in connection with issuance of preferred stock	-	7,419
Changes in operating assets & liabilities
Accounts receivable	(26,921)	6,329
Inventories	(38,009)	(4,168)
Deferred financing costs	-	40,888
Deferred acquisition costs	(29,374)	-
Prepaid expenses	(57,396)	(16,958)
Deferred tax assets	-	(3,996)
Other assets	(9,249)	13,866
Accounts payable	245,991	229,643
Accounts payable related party	(21,347)	-
Deferred revenue	557,000	-
Accrued expenses and other current liabilities	71,329	86,668
Contingent liability	(150,000)	-
Deferred rent	39,870	28,685
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(1,616,062)	484,746

CASH FLOW FROM (TO) INVESTING ACTIVITIES
Purchase of property and equipment	(390,336)	(700,641)
Payments received on notes receivable	-	4,699
Purchase of investments	(992,224)	-
Intangible assets	(16,650)	-
NET CASH (USED IN) INVESTING ACTIVITIES	(1,399,210)	(695,942)

CASH FLOWS FROM (TO) FINANCING ACTIVITIES
Advances to shareholders	-	(185,059)
Principal repayments of notes payable	(22,561)	(19,802)
Principal repayments of capital lease obligations	(112,428)	(80,434)
Principal repayments of lines of credit	-	(2,885)
Proceeds from related party notes payable	-	530,000
Proceeds from related party notes payable	-	63,191
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(134,989)	305,011

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(3,150,261)	93,815
Cash and cash equivalents, at beginning of period	4,938,149	124,466

CASH AND CASH EQUIVALENTS, AT END OF PERIOD	$1,787,888	$218,281
NONCASH INVESTING AND FINANCING ACTIVITY:
Acquisition of property and equipment under capital leases	$-	$165,130
Acquisition of property and equipment under a note payable	$26,111	$-
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$136,954	$296,387
Cash paid for income taxes	$2,400	1,600
The accompanying notes are an integral part of these consolidated financial statements
.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Java Detour, Inc. (formerly known as Media USA.com, Inc. and referred to herein as the “Company” or “Java Detour”) operates through its wholly-owned subsidiary JDCO, Inc., a California corporation (“JDCO”). The Company sells high-quality gourmet coffees, whole leaf teas, cold-blended beverages, fresh fruit smoothies and select baked goods to its customers from uniquely designed retail stores specialized in providing fast and convenience customer service. Java Detour, a California corporation (“JDCO Subsidiary”) and a wholly owned subsidiary of JDCO, is a franchisor of Java Detour cafés, with four franchised outlets in the north central United States. As of June 30, 2007, there were 14 company-owned stores and 4 franchised stores.

On November 30, 2006, Java Detour, its wholly-owned subsidiary Java Acquisition Co., Inc. (“Merger Sub”) and JDCO entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which JDCO would be acquired by Java Detour in a reverse merger transaction wherein Merger Sub would merge with and into JDCO, with JDCO being the surviving corporation, and the shareholders of JDCO would exchange their shares of JDCO common stock for shares of Java Detour common stock (the “Merger”) on a 2.962-for-1 basis. On November 30, 2006, the Merger closed and JDCO became a wholly−owned subsidiary of the Company. The Company changed its name from Media USA.com, Inc. to Java Detour, Inc. and reincorporated in the state of Delaware further to an 8-for-1 exchange ratio. All references to common stock shares and per share amounts have been retroactively restated to reflect the share exchange as if the exchange had taken place as of the beginning of the earliest period presented.

The Merger was accounted for as a recapitalization of JDCO and the consolidated financial statements presented herein are those of JDCO.

Basis of Presentation
These unaudited interim consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes for the Company for its year ended December 31, 2006 included in the Company’s Annual Report on Form 10-KSB for that year, as it may be amended. The results for the three-month and six-month interim periods ended June 30, 2007 are not necessarily indicative of the results to be expected for the full year ending December 31, 2007.

Principles of Consolidation
The financial statements reflect the consolidation of JDCO and JDCO Subsidiary, wholly-owned subsidiaries of Java Detour, and all material intercompany transactions have been eliminated.

Employee Benefit Plans
The Company provides a 401(k) plan as part of its employee benefits package in order to retain quality personnel. The plan commenced in 2007 and permits employees to contribute between 1% and 90% of their salaries. The Company has elected to provide discretionary matching contribution in which it may, in its sole discretion, contribute and allocate to participating employees, a percentage of their annual contributions. The discretionary matching contribution, if any, is determined at the end of each calendar year.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Stock Based Compensation
The Company adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006.  SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.  Prior to the adoption of SFAS No. 123R, the Company would have accounted for its stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations.

Reclassifications
Certain prior year amounts have been reclassified to conform with the current year’s presentation, none of which had an impact on total assets, stockholders’ equity, net loss, or net loss per share.

Fair Value of Financial Instruments
The carrying value of cash, accounts receivable, deferred revenue, accounts payable, and accrued expenses approximate fair value because of the short maturity of these items.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all highly-liquid instruments purchased with a remaining maturity of three months or less to be cash equivalents.

Concentrations
The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash.

The Company primarily operates its stores in California and Nevada and generated approximately 79.8% and 82.9% of its revenues in California in the three and six months ended June 30, 2007, respectively.

Accounts Receivable
Accounts receivable are stated at amounts due from customers or individuals net of an allowance for doubtful accounts. Accounts longer than the contractual payment terms are considered past due.

Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts resulting from the inability, failure or refusal of customers to make required payments.  The Company determines the adequacy of this allowance by regularly reviewing the accounts receivable aging and applying various expected loss percentages to certain accounts receivable categories based upon historical bad debt experience. At June 30, 2007 the allowance for doubtful accounts balance was $0.

Due from Stockholders
Prior to becoming a reporting company with the United States Securities and Exchange Commission (“SEC”), the Company made advances to certain of the Company's original stockholders. These advances were non-interest bearing and payable upon the demand of the Company. The stockholders repaid these advances during 2006.

Notes Receivable
Notes receivable are stated at amounts due from an individual that acquired the assets of a store. The Company routinely evaluates the collectability of the notes to determine if there is any risk of default.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Deferred Offering Costs
Deferred offering costs, consisting of legal and filing fees relating to future offerings will be capitalized. The deferred offering costs will be offset against offering proceeds in the event the offering is successful. In the event the offering is unsuccessful or is abandoned, the deferred offering costs will be expensed. Costs associated with debt offerings will be capitalized and amortized over the terms of the debt. If the debt is repaid before it is due, or the debt is converted, the Company will expense the remaining unamortized balance of these costs at that time.

Deferred Acquisition Costs
Deferred acquisition costs, consisting of legal and accounting fees relating to a future acquisition will be capitalized. The deferred acquisition costs will be included in the purchase price allocation in the event the acquisition is successful. In the event the acquisition is unsuccessful or is abandoned, the deferred acquisition costs will be expensed.

Inventories
Inventories consist of coffee and other beverage ingredients, cups, napkins, and other serving goods, and are valued at the lower of cost or market, computed on a first-in, first-out basis.

Investments
Investments consist of corporate and government bonds the Company has purchased during the six months ended June 30, 2007 and are classified as available for sale. The balance represents the fair market value as of June 30, 2007. Any unrealized gain or loss is recognized as other comprehensive income (loss) on the accompanying statements of operations and other comprehensive loss and represents the change in fair market value of the bonds.

Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The estimated lives in determining depreciation are recognized primarily on the straight-line method over estimated useful lives of five to seven years for equipment, signs, vehicles, and site preparation and engineering. For leasehold improvements and buildings, the Company depreciates the assets over the shorter of their estimate useful lives or original lease terms plus any renewal periods for which renewal has been determined to be reasonably assured.

Intangible Assets
In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” the Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. No impairment was recorded during the six months ended June 30, 2007 and June 30, 2006, respectively.

Deferred Rent
For those leases that require fixed rental escalations during their lease terms, rent expense is recognized on a straight-line basis resulting in deferred rent of $280,390 less amounts reclassified to liabilities associated with assets available for sale of $111,265 for a net balance of $169,125 at June 30, 2007. The liability will be satisfied through future rental payments.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Income Taxes
The Company accounts for income taxes in accordance with SFAS 109, “Accounting for Income Taxes.” The Company records deferred income tax assets and liabilities based up the difference between the financial statement and income tax bases of assets and liabilities using enacted income tax rates. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized. Income tax expense is the taxes paid and payable for the period and the change during the period in the net deferred income tax assets and liabilities.

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes,” (“FIN 48”). FIN 48 prescribes recognition thresholds that must be met before a tax position is recognized in the financial statements and provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a "more likely than not" threshold. The Company did not make any adjustment to opening retained earnings as a result of the implementation.

Based on its evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements. The Company’s evaluation was performed for the tax years ended December 31, 2004 through 2006 for U.S. Federal Income Tax and for the tax years ending December 31, 2003 through 2006 for the State of California Income Tax, the tax years which remain subject to examination by major tax jurisdictions as of June 30, 2007.

The Company does not have any unrecognized tax benefits as of January 1, 2007 and June 30, 2007 which if recognized would affect the Company’s effective income tax rate.

The Company’s policy is to recognize interest and penalties related to income tax issues as components of income tax expense. The Company did not recognize or incur any accrual for interest and penalties relating to income taxes as of January 1, 2007 or June 30, 2007.

Revenue Recognition

Initial Franchise Fees
Initial franchise fee income is recognized as revenue in accordance with Statement of Financial Accounting Standards (SFAS) No. 45 “Accounting for Franchise Fee Revenue.” SFAS 45 requires franchisors to recognize revenue from individual and area franchise sales only when all material services or conditions relating to the sale have been substantially performed or satisfied by the franchisor. In accordance with SFAS 45, the Company recognizes these fees as revenue upon the Company’s material and substantial performance of its obligations under the Franchise Agreement, which usually occurs at the commencement of operations of the individual location, unless it can be demonstrated that substantial performance has occurred before this time. There was no initial franchise fee income for the three and six months ended June 30, 2007 and 2006, respectively.

Area Development Fees
Area development fee income is recognized in accordance with SFAS 45 on a pro rata basis of the required quota of stores to be opened upon the Company’s material and substantial obligations under its area development agreement which usually occurs upon the Company’s approval of applicants to become franchisees provided by the area developer. There was no area development fee income from the Company’s franchisee in the Midwest for the three and six months ended June 30, 2007 and 2006, respectively.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Master License Agreement Fees
Master license agreement fee income is recognized as revenue in accordance with SFAS 45. SFAS 45 requires franchisors to recognize revenue from individual and area franchise sales only when all material services or conditions relating to the agreement have been substantially performed or satisfied by the franchisor. In accordance with SFAS 45, the Company recognizes these fees as revenue upon the Company’s material and substantial performance of its obligations under the Master License Agreement, which usually occurs at the completion of operations training for the Master Licensee. There was no master license agreement fee income for the three and six months ended June 30, 2007 and 2006, respectively.

Royalties
Royalty income of 3% of defined net sales is earned based on sales by franchisees and is recognized monthly as revenue when the related sales are reported to the Company. Additionally, the Company may receive a rebate or charge a mark-up for delivered supplies and coffee. Royalty income amounted to $12,614 and $10,484 for the three months ended June 30, 2007 and 2006, respectively. Royalty income amounted to $23,951 and $19,645 for the six months ended June 30, 2007 and 2006, respectively.

Promotional Fund Fees
Promotional fund fee income of 1% of defined net sales is earned based on sales by franchisees, and is deferred until the promotional fund fee expenses are incurred by the Company. Promotional fund fee income amounted to $4,205 and $3,495 for the three months ended June 30, 2007 and 2006, respectively. Promotional fund fee income amounted to $6,864 and $6,548 for the six months ended June 30, 2007 and 2006, respectively.

Retail Revenues
Company-operated retail store revenues are recognized when payment is tendered at the point of sale. Retail revenues amounted to $1,670,305 and $1,607,539 for the three months ended June 30, 2007 and 2006, respectively. Retail revenues amounted to $3,249,775 and $3,097,068 for the six months ended June 30, 2007 and 2006, respectively.

Deferred Revenue
Deferred revenue consists of the portion of the initial franchise fees received from franchisees who have not commenced operations, the pro rata portion of the initial fees received from area development fees of which the Company has not approved franchisee applications for the required quota, master license agreement fees of which the Company has not completed its obligations and the excess, if any, of the 1% weekly promotional fund fees received from franchisees less the related promotional fund expenses incurred by the Company.

Rewards/Gift Cards
Revenues from the Company’s stored value cards, such as the Java Detour rewards/gift card, are recognized when tendered for payment or upon redemption. Outstanding customer balances are included in “Accrued expenses and other current liabilities” on the accompanying consolidated balance sheet. There are no expiration dates on the Company’s rewards/gift cards and Java Detour does not charge any service fees that cause a decrement to customer balances. As of June 30, 2007, the Company has recorded $212,049 accrued expenses and other current liabilities for the stored value cards.

While the Company will continue to honor all stored rewards/gift cards presented for payment, management may determine the likelihood of redemption to be remote for certain card balances due to, among other things, long periods of inactivity. In these circumstances, to the extent management determines there is no requirement for remitting card balances to government agencies under unclaimed property laws, card balances may be recognized in the consolidated statements of operations in “Other income.” The Company did not recognize any such amounts for the three and six months ended June 30, 2007 and 2006, respectively.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

The Company offers two types of discounts to its customers, reward cards and 2 for 1 coupons. The Company’s reward cards, rewards customers for dollars spent at Java Detour stores. Every time a customer makes a purchase and presents their card, the value of their purchase is tracked on the card.  Each time a customer spends at least $35.00, $3.50 is loaded on their card and can be used toward future purchases.  This constitutes approximately 99% of all discounts. Occasionally, the Company will promote Java Detour® in local markets and publish “Buy one drink and get the second drink free” in newspapers and local coupon books, which are redeemable at any Java Detour store. During the second quarter of 2007 the Company used direct mail to distribute 2 for 1 coupons, free kids’ smoothie coupons, and vouchers redeemable in store for free gift cards. The Company accounts for these discounts in accordance with the conclusions reached by the Emerging Issues Task Force in Issue No. 01-09 “Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)” as a reduction in revenue and the above rewards and/or discounts are included in the line item “Sales and other operating revenues, net” in the Company’s Consolidated Statements of Operations.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Earnings Per Share
In accordance with SFAS No. 128, “Earnings Per Share,” the basic loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding.  Diluted loss per common share is computed similar to basic loss per common share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive. At June 30, 2007, the Company had 8,031,165 of potential dilutive securities. The Company’s potential dilutive securities include 3,011,165 stock options that are exercisable between $1.00 and $1.10 per share for the purchase of common stock and 5,020,000 warrants that are exercisable between $0.60 and $2.00 per share for the purchase of common stock. At June 30, 2006, the Company had 1,337,965 of potential dilutive securities. These dilutive securities included 191,254 warrants, 295,454 shares that are issuable upon the conversion of JDCO’s Series A Convertible Preferred Stock, 762,500 shares of common stock issuable upon the conversion of 50% of outstanding convertible notes at $1.00 per share and 88,757 shares of common stock issuable upon the conversion of JDCO’s $300,000 related party convertible note into Series B Convertible Preferred Stock and the further conversion of the Series B Preferred Stock into common stock during 2006. Due to the net loss, none of the potentially dilutive securities were included in the calculation of diluted earnings per share since their effect would be anti-dilutive.

Costs of Sales
Included in costs of sales are coffee beans, dairy products, other beverage ingredients, paper products and food.  These costs include freight charges, purchasing and receiving costs, warehousing cost and other distribution network costs.

Store Operating Expenses
Store operating expenses consist of direct and indirect labor, operating supplies, store utilities, travel and entertainment, store maintenance, store leases, store advertising, insurance, and taxes and licenses.

Selling, General and Administrative Expenses
Selling, general and administrative expenses consist of salaries and related benefits, travel and entertainment, corporate headquarters rent and utilities, corporate advertising and marketing, and professional fees.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

Advertising and Marketing Costs
The Company expenses costs of advertising and marketing as incurred.  Advertising and marketing expense for the three months ended June 30, 2007 and 2006 were $109,674 and $11,525, respectively, and for the six months ended June 30, 2007 and 2006 were $205,025 and $18,450, respectively.

Promotional Fund Expenses
Promotional costs are charged to expense during the period incurred. These costs arise from advertising for area franchisee stores. These costs are indirect to the Company in that they receive a promotional fee from the franchisees to pay for these costs.

Stock Based Compensation to Other than Employees
The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation,” and the conclusions reached by the Emerging Issues Task Force in Issue No. 96- 18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring or in Conjunction with Selling Goods or Services” (“EITF 96-18”). Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably determinable. The value of equity instruments issued for consideration other than employee services is determined on the earlier of a performance commitment or completion of performance by the provider of goods or services as defined by EITF 96-18. In the case of equity instruments issued to consultants, the fair value of the equity instrument is recognized over the term of the consulting agreement.

Recently Issued Accounting Pronouncements
The Company has adopted all accounting pronouncements effective before June 30, 2007, which are applicable to the Company.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable as of June 30, 2007 include rebate balances and balances due from lessees, franchisees and master licensees totaling $ 80,489.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consist of the following at June 30, 2007:

Land	$425,000
Site preparation and engineering	32,499
Buildings	2,098,614
Leasehold improvements	2,203,524
Signs	496,717
Store equipment	1,136,685
Other equipment, furniture, and vehicles	668,212
Total	7,061,251
Less accumulated depreciation	(1,807,512)
Property and equipment, net	$5,253,739
Less net amounts reclassified as assets available for sale	(1,560,950)
Property and equipment, net as adjusted for assets available for sale	3,692,789
Depreciation expense for the three months ending June 30, 2007 and 2006 was $130,893 and
$100,698, respectively, and $257,120 and $194,780 for the six months ended June 30, 2007 and
2006. Accumulated depreciation for assets under capital leases was $359,011 at June 30, 2007.
Depreciation expense for the assets under capital leases was $46,639 and $29,597 for three months ended June 30, 2007 and 2006, respectively, and $93,277 and $55,481 for the six months ended June 30, 2007 and 2006, respectively.

NOTE 4 - INTANGIBLE ASSETS

Other intangible assets consist of the following at June 30, 2007:

Franchise operating manuals	22,250
Total	$22,250

The Company has evaluated the intangible assets for impairment and has estimated that $22,250 of the carrying value will be recoverable from its estimated future cash flows.

NOTE 5 - NOTES RECEIVABLE

During 2005, the Company sold one of its Bakersfield, California locations to an unrelated third party for a note receivable in the amount of $450,368. The term of the note is ten years and bears interest at the rate of 6% annually. As of June 30, 2007, $444,471 was still owed to the Company under this note, of which $62,032 is due over the next twelve months and includes $25,702 that is past due. In addition, the Company paid other fees, such as property taxes on behalf of the new store owner in exchange for a note receivable in the amount of $6,250. As of June 30, 2007 the entire balance is still due the Company.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 6 - LONG-TERM OBLIGATIONS

 Long-term obligations, excluding capital leases, consist of the following:
2007
Notes payable to a bank, payable in monthly installments with interest at Prime Rate plus 1.75% (10.00% at June 30, 2007), maturing in 2021 through 2029, secured by the property and equipment at four stores	$869,423
Notes payable to a multi-bank organization, payable in monthly installments with interest at Prime Rate plus 2.75% (11.00% at June 30, 2007), maturing in 2009, secured by substantially all the Company’s assets	70,401
Term loans from vehicle dealer, payable in monthly installments with fixed interest rates of 7.69% and 2.74% maturing in 2011 and 2010, secured by two vehicles	44,871

Total notes payable	$984,695
Less current portion	56,144
Long-term obligations	$928,551

Scheduled annual maturities of long-term obligations for the twelve months ended June 30, excluding capital leases, are as follows:

2008	$60,580
2009	50,349
2010	45,205
2011	30,915
Thereafter	741,502

Total	$928,551

NOTE 7 - LEASE COMMITMENTS

The Company currently has 30 capital leases. Approximately 60% of the leases have a 60-month term with a $1.00 buyout option after the final payment under the lease. The remaining leases have terms of either 36 or 48 months. Additionally, 7% of the leases required a 10% balloon payment at the beginning of the lease, and 3% call for a fair market buy out. All leases have either the final month prepaid or a single payment on account as a refundable security deposit. None of the leases have an escalation clause; however annual payments may vary slightly if there are changes to regional sales or property tax rates.

Capital lease obligations consist of the following:

2007
Lease for the land of the Red Bluff store site, on which payments, less interest at 10% per annum, are credited toward purchase of the land; expires in 2012 with options to extend by two six-year periods; full ownership would be attained in 2022 under present terms	$215,643
Leases for property and equipment at several store sites, expiring through 2010, a majority of the total balance guaranteed by two stockholders	675,959
Total	$891,602

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

The Company leases its headquarters and most of its store sites under long-term operating lease agreements expiring in 2011 through 2021. Included in these are 20 operating leases governing 12 of its stores (two for its San Francisco and San Rafael stores each), a 15th lease for a property it sublets in Bakersfield, a 16th on undeveloped land in Lincoln, CA and a 17th and 18th on land in Wisconsin and North Carolina, respectively, that it plans to begin developing immediately. Two additional leases exist for the Company’s headquarters in California and its sales office in North Carolina. The leases initially run for 5, 10 or 15 years and each store has between one and five-year extensions available. Seven leases have pre-established rent increase that take effect when each five-year option is exercised, all others have small annual rent increases and allow for renegotiation of the rental amount before options are exercised. . Rent expense under operating leases totaled $235,451 and $184,655 for the three month periods ended June 30, 2007 and 2006, and $465,249 and $361,334 for the six month periods ended June 30, 2007 and 2006 respectively.

Future minimum lease payments for the twelve months ended June 30 are as follows:

	Capital	Operating	Total
2008	$382,693	$986,064	$1,368,757
2009	334,039	1,035,396	1,369,435
2010	175,526	1,009,542	1,185,068
2011	99,333	962,907	1,062,240
2012	32,610	841,325	873,935
Thereafter	264,803	4,196,000	4,460,803

Total	$1,289,004	$9,031,234	$10,320,238
Less amounts representing interest	397,402
Present value of minimum lease payments	891,602
Less current portion	249,203

Total, net of current portion	$642,399

Depreciation expense for the assets under capital leases was
$46,639 and $29,597 for three months ended June 30, 2007
and 2006, respectively, and $93,277 and $55,481 for six
months ended June 30, 2007 and 2006

NOTE 8 - LINES OF CREDIT

The Company has unused lines of credit with interest rates ranging from 13.5% to 15.0%. Total available credit under the lines of credit with Wells Fargo Bank is $100,000. Outstanding balances as of June 30, 2007 totaled $0.

NOTE 9 - STOCKHOLDER’S EQUITY

PREFERRED STOCK

The Company is authorized to issue up to 5,000,000 shares of $0.001 par value preferred stock. As of June 30, 2007, the Company does not have any shares of preferred stock outstanding. All transactions relating to preferred stock prior to the reverse merger were that of JDCO.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

In March 2006, JDCO amended its articles of incorporation to change its preferred stock from no par to par value of $0.001. The accompanying financial statements have been retroactively restated to present the effect of this change in par value. All preferred shares issued prior to the reverse merger were of Series A of JDCO. Series A preferred shares were convertible, at the holders’ option at any time, into an equal number of common shares, subject to adjustments to account for stock splits, stock dividends, and certain other events including the conversion of the convertible notes. Prior to the reverse merger, the Series A preferred shareholders converted all of their shares into 295,454 pre split (875,222 post split) shares of common stock. These shareholders also converted $173,346 of accrued dividends payable at $3.38 per share (pre split) into 51,286 pre split shares (151,294 post split) of common stock. The Series A shareholders exercised warrants to purchase 118,182 shares of common stock granted to them in connection with their purchase of the Series A preferred stock on a cashless basis for 42,924 pre split shares (127,153 post split). The holders of the Company’s secured convertible notes due December 31, 2007 exercised their conversion rights under those notes in their entirety and as a result the Series A shareholders were issued an additional 63,094 pre split shares (186,903 post split) under their rights per their subscription agreements.

COMMON STOCK

On November 30, 2006, as part of a single private placement, the Company sold 10,000,000 shares together with five-year warrants to purchase 2,500,000 shares of common stock at $2.00 per share for total consideration of $10.0 million. As part of the transaction, the Company paid the placement agent $1,050,000 for commissions and fees and granted warrants to purchase 2,000,000 shares of common stock with the same terms as those granted to the investors in the placement except that the placement agent warrants are exercisable nine months from the date of issuance and have a cashless exercise feature. The shares included in the Private Placement have weighted average anti-dilution coverage for the issuance of securities within 12 months of the closing of the Merger at a price below $1.00, subject to customary exceptions.

As part of the private placement, the Company entered into a share registration rights agreement, whereby the Company agreed to register the shares of common stock sold in the placement. The agreement requires the Company to file a registration statement within 30 days of the closing and to have the registration statement declared effective within 120 days of the closing. If the Company fails to have the registration statement declared effective within 120 days, the Company must pay a prorated monthly penalty of 1.5% of the amount raised. The Company filed the registration statement on Form SB-2 to register 9,442,593 shares of the common stock sold in the Private Placement on December 29, 2006. The registration statement was not declared effective within 120 days of the closing.

The Company also entered into a warrant registration rights agreement, whereby the Company agreed to register the remaining shares of the common stock sold in the private placement, the shares underlying the warrants issued in the private placement and 4,418,403 shares of common stock which are owned by the placement agent and its affiliates. The agreement requires the Company to file a registration statement within 10 days of June 29, 2007 and to have the registration statement declared effective within 120 days of such filing. If the Company fails to have the registration statement declared effective within 120 days, the Company must pay a prorated monthly penalty of 1.5% of the amount raised. The registration statement covering the warrant registration rights was filed on July 10, 2007 and declared effective on July 26, 2007.

In accordance with FSP EITF 00-19-2, on the date of the private placement, the Company reviewed the terms of the registration rights agreements and as of that date, the Company believed they would meet all of the required deadlines under both of the agreements. As a result, the Company did not record any liability associated with the registration rights agreement. The registration statement covering the shares issued in the private placement was not declared effective within the 120 day requirement. The Company received a 30 day waiver from the investors, which extended the deadline for the effectiveness of the registration statement to April 24, 2007. As a result the Company determined that it was probable that the registration statement would be declared effective within 30 days of the extended deadline and recorded a contingent liability of $150,000 representing one month of registration rights penalties. The Company’s registration was declared effective July 5, 2007. Upon effectiveness, the investors waived the penalty and the Company has recorded a gain on registration rights agreement as other income for the three and six months ended June 30, 2007. The Company believed it would meet its deadlines for the registration and effectiveness of the stock underlying the warrant registration rights agreement and therefore did not record any contingent liability associated with those shares. The Company met the deadlines associated with the shares underlying the warrant registration rights agreement.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

The warrants granted to the investors in the above private placement were treated as permanent equity pursuant to exemption from FAS 133.

DESCRIPTION OF STOCK PLANS

Java Detour, Inc. 2006 Equity Incentive Plan

On November 30, 2006, the Company’s board of directors adopted the Java Detour, Inc. 2006 Equity Incentive Plan (the “2006 Plan”).   Under the 2006 Plan, a total of 4,249,167 common shares are available for issuance through the grant of a variety of common share-based awards under the plan.  Types of awards that may be granted under the 2006 Plan include stock awards, restricted stock awards and non-qualified and incentive stock options.  As of June 30, 2007, there were 3,011,165 outstanding options under the 2006 Plan, all of which vest over a period of 4 years and 1,238,002 shares are available for issuance.

Summary of Options Granted to Directors, Officers and Employees

The following table summarizes compensatory options granted to directors, officers and other employees for the periods or as of the dates indicated, both under the aforesaid stock plans and in the form of free-standing grants:

	Options Granted	Weighted Average Exercise Price
Balance, December 31, 2006	2,324,165	$1.03
Exercised	0.00	$0.00
Cancelled	0.00	$0.00
Granted	687,000	$1.00
Balance, June 30, 2007	3,011,165	$1.02

The weighted average remaining contractual life of compensatory options outstanding for directors, officers and employees is 9.54 years at June 30, 2007.  The exercise prices for compensatory options outstanding for directors, officers and employees at June 30, 2007 were as follows:

Number of Options	Exercise Price
2,372,000	$1.00
639,165	$1.10

3,011,165

In accordance with FAS 123R, compensation expense of $204,271 was recognized as a result of the issuance of compensatory stock options issued to directors, officers and employees of the Company for the six months ended June 30, 2007.

At November 30, 2006, the date of grant, the Company issued 2,324,165 employee stock options and calculated the value of these options using the Black-Scholes model based on the following assumptions: a risk-free rate of 4.75%, volatility of 130%, estimated life of 5 years and a fair market value of $1.00 per share. The total value of options granted was $2,017,159 and the unvested portion was $1,781,824.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

At June 20, 2007, the date of grant, the Company issued 687,000 employee stock options and calculated the value of these options using the Black-Scholes model based on the following assumptions: a risk-free rate of 5.05%, volatility of 131%, estimated life of 5 years and a fair market value of $1.00 per share. The total value of options granted was $465,017 and the unvested portion was $462,462.

For compensatory options granted to directors, officers and employees during the six months ended June 30, 2007 where the exercise price equaled the stock price at the date of the grant, the weighted-average fair value of such options was $1.00 and the weighted-average exercise price of such options was $1.00.

WARRANTS

We have outstanding warrants to purchase 5,020,000 shares of our common stock outstanding, exercisable at prices ranging from $0.60 to $2.00 per share for a five-year period from the date of issuance. 4,500,000 of the shares underlying such warrants have weighted average anti-dilution coverage for the issuance of securities within 12 months of the closing of the Merger at a price below $1.00, subject to customary exceptions.

The Company had the following warrants outstanding to purchase common shares as of June 30, 2007:

2007
Warrants issued in conjunction with issuance of promissory note	500,000
Warrants issued in conjunction with the issuance of securities	4,520,000

5,020,000

Summary of Warrants Granted

The following table summarizes warrants granted for the six months ended June 30, 2007.

	Warrants	Weighted Average Exercise Price
Balance, December 31, 2006	5,020,000	$1.86
Exercised	-	$0.00
Cancelled	-	$0.00
Granted	-	$1.86
Balance, June 30, 2007	5,020,000	$1.86

Exercisable, June 30, 2007	5,020,000	$1.86

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

The weighted average remaining contractual life of the common share purchase warrants outstanding is 4.42 years at June 30, 2007.  The exercise prices for common share purchases warrants outstanding at June 30, 2007 were as follows:

Number of Warrants	Exercise Price
500,000	$0.60
4,520,000	$2.00
5,020,000

NOTE 10 - COMMITMENTS AND CONTINGENCIES

Litigation
From time to time, in the normal course of business, the Company is subject to routine litigation incidental to its business. Although there can be no assurances as to the ultimate disposition of any such matters, it is the opinion of management, based upon the information available at this time, that there are no matters, individually or in the aggregate, that will have a material adverse effect on the results of operations and financial condition of the Company.

Related Party Transactions
The Company purchases coffee from Landgrove Coffee Co., a related-party under ownership by a brother of the CEO and President of the Company. There is no on going commitment to purchase coffee from Landgrove and the Company can end its association with them at any time. As of June 30, 2007 the Company owes $14,096 for coffee purchases. The Company paid Landgrove $117,636 and $105,777 for the three months ended June 30, 2007 and 2006 respectively. The Company paid Landgrove $216,111 and $182,812 for the six months ended June 30, 2007 and 2006 respectively. As of June 30, 2007, the Company had commitments to purchase whole coffee beans at a total cost of $3.89 per pound for its house & french roast blend and $3.64 per pound for espresso and other coffee beans. Landgrove Coffees currently pays JDCO Subsidiary a rebate of forty cents per pound for all franchisee coffee purchases from its franchisee in the Midwest.  JDCO Subsidiary, however, reserves the right to earn a profit on the sale of proprietary products of up to 20%. For the three months ended June 30, 2007, JDCO Subsidiary’s revenue from franchisee purchases and leases totaled $2,464 which represents approximately 14.7% of JDCO Subsidiary’s total revenues of $16,819. For the three months ended June 30, 2006, JDCO Subsidiary’s revenue from franchisee purchases and leases totaled $0. For the six months ended June 30, 2007, JDCO Subsidiary’s revenue from franchisee purchases and leases totaled $4,480 which represents approximately 14.0% of JDCO Subsidiary’s total revenues of $31,935. For the six months ended June 30, 2006, JDCO Subsidiary’s revenue from franchisee purchases and leases totaled $0.

NOTE 11 - MASTER LICENSE AGREEMENT

On March 30, 2007 the Company entered into a Master License Agreement with Java Universe, LLC, a Nevada limited liability company, for the sale of rights to sell Java Detour® franchises throughout the Middle East and parts of North Africa. The aggregate purchase price is $1.0 million, of which $100,000 was received as a deposit on February 5, 2007 and $400,000 was received during the three months ended June 30, 2007. The remaining balance of $500,000 will be receivable either when the Company registers as a franchisor in the Middle East and North Africa marketplaces or six months from the execution of the Master License Agreement, whichever occurs first. The initial $500,000 was recorded as deferred revenue. As an incentive to enter into the Master License Agreement, the Company has agreed to grant 600,000 options to purchase common shares at $1.00 per share to persons as designated by Java Universe, LLC. The options were initially to be granted under the 2006 Plan, of which all the shares approved for issuance under the 2006 Plan have been registered pursuant to an S-8 registration statement. It has been determined that the options do not qualify for issuance pursuant to the 2006 Plan and the S-8 registration. Instead, the Company intends to issue to Java Universe, LLC another form of derivative security. The Company has not determined what derivative security will be issued to Java Universe; therefore for accounting purposes the Company determined the measurement date has not occurred and no value has been recorded for the derivative security that will be issued. The Company has a commitment to issue Java Universe these derivative securities and believes the terms and number of such derivative securities will be similar to what was originally agreed upon in the Master License Agreement. Once the Company has determined what derivative security will be issued and all other terms are agreed upon by both parties, the value of the derivative security will be recorded as a reduction to unearned revenue and they will be subsequently recorded as a reduction to license fee revenues when they are earned. Neither the previously discussed options nor any other derivative security has been issued by the Company pursuant to the Master License Agreement. The Company will recognize the revenue and the value of the derivative security that will be issued as a sales incentive upon the Company’s completion of all obligations to Java Universe, which includes the granting of the derivative security.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

NOTE 12 - LAS VEGAS STORES

On August 2, 2007, the Company, through its wholly-owned subsidiary JDCO, Inc. (“JDCO”), sold to Java Nevada, LLC (“Java Nevada”) its right, title and interest in the assets related to its four company-owned gourmet coffee retail locations in the State of Nevada (the “Assets”), pursuant to an Asset Purchase Agreement dated July 11, 2007 by and between JDCO and Java Nevada (the “Purchase Agreement”). The purchase price for the Assets was (i) $200,000 in cash, (ii) $900,000 payable pursuant to a promissory note accruing interest at a fixed rate of 8% per annum and maturing on August 2, 2012, and (iii) the assumption by Java Nevada of certain liabilities related to the Assets, subject to limited exceptions set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the Company and JDCO also agreed to cause JDCO Subsidiary to relinquish its rights to open additional company-owned gourmet coffee retail locations in the State of Nevada as granted under a Master Franchise Agreement dated as of December 6, 2006 between JDCO Subsidiary and Java Nevada.

The Purchase Agreement included customary, covenants, representations and warranties by the parties, including, among others, representations by JDCO regarding ownership of the Assets. Further, the principals of Java Nevada agreed to guaranty the payment obligations of Java Nevada under the Purchase Agreement.

The Purchase Agreement was amended to state the Assets sold would be free and clear of all liens, security interest, and encumbrances of any kind or nature. Such Assets are subject to capital leases and the Company agreed to remain obligated to make any and all payments under such leases from and after the closing and that all amounts due under the leases shall be paid off on or prior to the maturity date of the promissory note. The promissory note was amended to state that Java Nevada is entitled to offset on a dollar for dollar basis any amounts it pays on the Company’s behalf with respect to equipment leases against any amounts due to the Company under the terms of such note.

The Purchase Agreement was further amended to state the Company shall not present gift card promotions sold by the Company to buyer for reimbursement for those promotions sold on or prior to July 31, 2007. On or prior to August 15, 2007 the Company agrees to pay buyer $26,650. Gift cards sold by the Company on or after August 1, 2007 and redeemed within Java Nevada’s territory shall result in dollar for dollar reimbursement without discount, unless mutually agreed upon, in writing, by and between Java Nevada and the Company.

As of June 30, 2007 the Company has reclassified its assets and liabilities attributed to the four stores sold pursuant to the Purchase Agreement as assets available for sale and liabilities associated with assets available for sale on the accompanying balance sheet.

JAVA DETOUR, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2007 AND 2006

The following unaudited proforma condensed balance sheet assumes the sale of assets occurred on June 30, 2007 and statement of operations assumes the sale of assets occurred on January 1, 2007 and presents proforma financial information for the six months ended June 30, 2007. In the opinion of management, the only adjustments necessary to present fairly such unaudited proforma condensed balance sheet and statements of operations, reflect the removal of the assets and liabilities associated with the sale of the assets and the addition of cash and note receivable to reflect the purchase price. Additionally, the statement of operations reflects adjustments to remove the activity of the four stores and to reflect the loss on the sale of the assets.

	Consolidated	Pro Forma Adjustments	Pro Forma
Current Assets	$4,707,882	$(1,377,399)	$3,330,483
Total Assets	$9,370,429	$(477,399)	$8,893,030

Current Liabilities	$2,354,640	$(111,265)	$2,243,375
Total Liabilities	$4,094,715	$(111,265)	$3,983,450

Total Stockholders’ Equity	$5,275,714	$(366,134)	$4,909,580
Total Liabilities and Stockholders’ Equity	$9,370,429	$(477,399)	$8,893,030

Revenues	$3,280,590	$(557,973)	$2,722,617
Expenses:
Costs of sales	$1,099,165	$(230,460)	$868,705
Operating expenses	$4,970,209	$(771,125)	$4,199,084
Operating loss	$(2,788,784)	$443,612	$(2,345,172)
Other income (loss)	$101,466	$(366,134)	$(264,668)
Net loss before income taxes	$(2,687,318)	$77,478	$(2,609,840)
Income tax expense	$(2,400)	-	$(2,400)
Net Loss	$(2,689,718)	$77,478	$(2,612,240)

ITEM 2.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion should be read in conjunction with our Financial Statements, including the related notes thereto, and other financial information included herein. The information in this quarterly report includes forward-looking statements. Our actual results could differ materially from those set forth as a result of general economic conditions and changes in the assumptions used in making such forward-looking statements. The analysis set forth below is provided pursuant to applicable SEC regulations and is not intended to serve as a basis for projections of future events. The following discussion and analysis of our financial condition and results of operation should be read together with the audited financial statements, and accompanying notes, and other financial information appearing elsewhere in this quarterly report and in our Form 10K-SB filed with the SEC for the year ended December 31, 2006.

Overview

We sell high quality gourmet coffees, whole leaf teas, cold blended beverages, fresh fruit smoothies and select baked goods primarily from company-owned and franchised retail stores. Our immediate goal is to capitalize on the success of our company-owned stores with a new national franchisee program that will help us expand the Java Detour® brand into new domestic and international markets. All of our store locations, whether company-owned or franchised, will continue to focus on our core business concepts: consistently providing superior quality, convenience and customer service to all of our customers. Our main source of revenue, our coffee and related retail beverages and food sales, accounted for more than 99% of our sales for the quarter ended June 30, 2007.

We earn revenues mainly from our retail coffee beverage sales and our franchise fees and royalties. Moving forward, we intend to increase our distribution and franchising efforts. We hope to increase profits as a result of increased distribution and new store openings and acquisitions, since our retail coffee beverage sales and franchising fees are our main source for generating cash. We intend to devote additional resources to increasing our distribution channels and continue to develop additional store locations in order to expand our presence and brand recognition.

We believe that among the primary challenges and risks we face going forward is successful implementation of our growth strategy. If we fail to accurately predict and meet the needs of our customers in our current and new markets, we will encounter difficulties maintaining the working capital required to fund our expansion efforts as well as our efforts to respond to competitive pressures within the industry. While we intend to expand our presence internationally, there is a certain level of uncertainty surrounding our ability to implement such an expansion.

Recent Events

In March 2007, we sold the rights to franchise Java Detour® stores throughout the Middle East for $1.0 million pursuant to a master licensing agreement with Java Universe, LLC. Pursuant to the master licensing agreement, we also agreed, subject to board approval, to issue derivative securities to purchase 600,000 shares of our common stock at $1.00 per share.

Critical Accounting Policies Used in Financial Statements

The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States. We believe the following are the critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual results may differ from these estimates.

Intangible Assets - When facts and circumstances indicate that the carrying values of long-lived assets may be impaired, an evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. For intangible assets, impairment tests are performed annually and more frequently if facts and circumstances indicate that carrying values exceed estimated reporting unit fair values and if indefinite useful lives are no longer appropriate. Upon indication that the carrying values of such assets may not be recoverable, we recognize an impairment loss as a charge against current operations. Property, plant and equipment assets are grouped at the lowest level for which there are identifiable cash flows when assessing impairment. Cash flows for retail assets are identified at the individual store level. Long-lived assets to be disposed of are reported at the lower of their carrying amount or fair value. Judgments made by us related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance and improvements of the assets, changes in economic conditions and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize material impairment charges. In accordance with SFAS No. 142, Goodwill and Other Intangible Assets, the Company evaluates intangible assets and other long-lived assets for impairment, at least on an annual basis and whenever events or changes in circumstances indicate that the carrying value may not be recoverable from its estimated future cash flows.  Recoverability of intangible assets and other long-lived assets is measured by comparing their net book value to the related projected undiscounted cash flows from these assets, considering a number of factors including past operating results, budgets, economic projections, market trends and product development cycles. If the net book value of the asset exceeds the related undiscounted cash flows, the asset is considered impaired, and a second test is performed to measure the amount of impairment loss. No impairment was recorded during the six months ended June 30, 2007.

Stock Based Compensation - We adopted SFAS No. 123 (Revised 2004), Share Based Payment (“SFAS No. 123R”), under the modified-prospective transition method on January 1, 2006.  SFAS No. 123R requires companies to measure and recognize the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value. Share-based compensation recognized under the modified-prospective transition method of SFAS No. 123R includes share-based compensation based on the grant-date fair value determined in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation, for all share-based payments granted prior to and not yet vested as of January 1, 2006 and share-based compensation based on the grant-date fair-value determined in accordance with SFAS No. 123R for all share-based payments granted after January 1, 2006. SFAS No. 123R eliminates the ability to account for the award of these instruments under the intrinsic value method prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and allowed under the original provisions of SFAS No. 123.  Prior to the adoption of SFAS No. 123R, we would have accounted for our stock option plans using the intrinsic value method in accordance with the provisions of APB Opinion No. 25 and related interpretations. We account for stock-based compensation in accordance with the fair value recognition provisions of SFAS 123R. We use the Black-Scholes option pricing model which requires the input of highly subjective assumptions. These assumptions include estimating the length of time employees will retain their stock options before exercising them (“expected term”), the estimated volatility of our common stock price over the expected term and the number of options that will ultimately not complete their vesting requirements (“forfeitures”). Changes in the subjective assumptions can materially affect the estimate of fair value of stock-based compensation and consequently, the related amount recognized on the consolidated statements of earnings.

Results of Operations

The following table sets forth our statements of operations for the three and six months ended June 30, 2007 and 2006 in U.S. dollars:

	Three and Six Months Ended June 30,
	2007		2006		2007		2006
	Three Months		Three Month		Six Months		Six Month
	(in thousands)
Sales and other operating revenues	1,687		1,622		3,281		3,123
Cost of sales	588	34.9%	479	29.5%	1,099	33.5%	890	28.5%

Gross profit	1,099	65.1%	1,143	70.5%	2,182	66.5%	2,234	71.5%

Store operating expenses	1,307	77.5%	809	49.9%	2,411	73.5%	1,540	49.3%
Selling, general and administrative expenses	1,312	77.8%	201	12.4%	2,302	70.2%	435	13.9%
Depreciation	131	7.8%	101	6.2%	257	7.8%	195	6.2%

Total operating expenses	2,750	163.0%	1,111	68.5%	4,970	151.5%	2,170	69.5%

Income (loss) from operations	(1,651)	97.9%	32	2.0%	(2,788)	85.0%	63	2.0%

Other income and expenses
Other income	67	4.0%	199	12.3%	116	3.5%	222	7.1%
Interest expense	(66)	3.9%	(187)	11.5%	(139)	4.2%	(366)	11.7%
Gain on registration rights agreement	150	8.9%	0	0%	150	4.6%	0	0%
Other expenses	(23)	1.4%	(31)	1.9%	(25)	0.8%	(34)	1.1%

Net loss before income taxes	(1,523)	90.2%	13	0.8%	(2,686)	81.9%	(114)	3.7%

Income tax benefit, net	0	0%	0	0%	(2)	0.1%	4	0.1%

Net loss	(1,523)	90.2%	13	0%	(2,688)	82.0%	(111)	3.6%

Comparison of the Three Months Ended June 30, 2007 to the Three Months Ended June 30, 2006

Sales and other operating revenues for the three months ended June 30, 2007 were approximately $1.7 million, an increase of $0.1 million, or 5.9%, from sales and other operating revenues earned of approximately $1.6 million for the three months ended June 30, 2006. The primary reason for the increase in sales and other operating revenues earned was an increase in new store revenues of $0.2 million, partially offset by a decrease in same store revenues of $91,000.

Cost of sales for the three months ended June 30, 2007 was approximately $588,000, an increase of $109,000, or 22.8%, from approximately $479,000 for the three months ended June 30, 2006. The increase in cost of sales was primarily due to product costs associated with new stores of $66,000 and same store cost increases of $43,000. Cost of sales as a percentage of net sales for the three months ended June 30, 2007 was approximately 34.8%, which was an increase from 29.5% for the three months ended June 30, 2006.

Gross profit for the three months ended June 30, 2007 was approximately $1.1 million, as compared to $1.1 million for the three months ended June 30, 2006. Our gross profit for the three months ended June 30, 2007 was 65.1% as compared with 70.5% for the three months ended June 30, 2006.

Store expenses were approximately $1.3 million for the three months ended June 30, 2007, an increase of $0.5 million, or 61.6%, from approximately $0.8 million for the three months ended June 30, 2006. The increase was due to an increase of new store operating expenses of $0.2 million combined with increased same store operating expenses of approximately $0.2 million.

Selling and general administrative expenses were approximately $1.3 million for the three months ended June 30, 2007, an increase of approximately $1.1 million, or 552.7%, from approximately $0.2 million for the three months ended June 30, 2006. The increase was primarily due to increased salaries and benefits of approximately $0.3 million, stock based compensation expense of $0.1 million, increased professional fees and travel associated with the registration of our shares of approximately $0.4 million, increased professional fees associated with franchise registrations of approximately $0.1 million and other general administrative expenses of approximately $0.2 million.

Depreciation expenses for the three months ended June 30, 2007 was approximately $131,000 as compared to approximately $101,000 for the three months ended June 30, 2006. The increase of $30,000, or 29.7%, was primarily due to the depreciation on new store equipment.

Other income was approximately $67,000 for the three months ended June 30, 2007 as compared with approximately $199,000 of other income for the three months ended June 30, 2006. The decrease of $132,000 was primarily due to the sale of the Company’s Bakersfield store on June 30, 2006.

Interest expense for the three months ended June 30, 2007 was approximately $66,000, a decrease of $121,000 or 64.6%, from approximately $187,000 for the three months ended June 30, 2006.  The decrease was primarily due to repayment of outstanding notes with funds from the private placement.

Gain on registration rights agreement for the three months ended June 30, 2007 was $150,000 as compared to $0 for the three months ended June 30, 2006. The investors granted the Company a waiver of the registration rights penalty when the Company’s share registration became effective July 5, 2007.

Other expenses for the three months ended June 30, 2007 were approximately $23,000, a decrease of $8,000 or 26.1% from approximately $31,000 for the three months ended June 30, 2006.

Net loss for the three months ended June 30, 2007 was approximately $1.5 million, an increase of approximately $1.5 million from approximately $0.0 million for the three months ended June 30, 2006 for the reasons stated above.

Comparison of the Six Months Ended June 30, 2007 to the Six Months Ended June 30, 2006

Sales and other operating revenues for the six months ended June 30, 2007 were approximately $3.3 million, an increase of $0.2 million, or 5.0%, from approximately $3.1 million for the six months ended June 30, 2006. The primary reason for the increase was an increase in new store revenues of $0.4 million, partially offset by a decrease in same store revenues of $0.1 million.

Cost of sales for the six months ended June 30, 2007 was approximately $1.1 million, an increase of $209,526, or 23.6%, from approximately $890,000 for the six months ended June 30, 2006. The increase was primarily due to product costs associated with new stores of $119,000 and same store cost increases of $90,000. Cost of sales as a percentage of net sales for the six months ended June 30, 2007 was approximately 33.5%, which was an increase from 28.5% for the six months ended June 30, 2006.

Gross profit for the six months ended June 30, 2007 was approximately $2.2 million, as compared to $2.2 million for the six months ended June 30, 2006. Our gross profit for the six months ended June 30, 2007 was 66.5% as compared with 71.5% for the six months ended June 30, 2006.

Store expenses were approximately $2.4 million for the six months ended June 30, 2007, an increase of $0.9 million, or 56.5%, from approximately $1.5 million for the six months ended June 30, 2006. The increase was due to an increase of new store operating expenses of $0.3 million combined with increased same store operating expenses of approximately $0.6 million.

Selling and general administrative expenses were approximately $2.3 million for the six months ended June 30, 2007, an increase of approximately $1.9 million, or 428.2%, from approximately $0.4 million for the six months ended June 30, 2006. The increase was primarily due to increased salaries and benefits of approximately $0.5 million, stock based compensation expense of $0.2 million, increased professional fees and travel associated with the registration of our shares of approximately $0.6 million, increased professional fees associated with franchise registrations of approximately $0.2 million and other general administrative expenses of approximately $0.4 million.

Depreciation expenses for the six months ended June 30, 2007 was approximately $257,000 as compared to approximately $195,000 for the six months ended June 30, 2006. The increase of $62,000, or 32.0%, was primarily due to the depreciation on new store equipment.

Other income was approximately $116,000 for the six months June 30, 2007 as compared with approximately $222,000 of other income for the six months ended June 30, 2006. The decrease of $106,000 was primarily due to the sale of the Company’s Bakersfield store on June 30, 2006.

Interest expense for the six months ended June 30, 2007 was approximately $139,000, a decrease of $227,000 or 62.2%, from approximately $366,000 for the three months ended June 30, 2006.  The decrease was primarily due to repayment of outstanding notes with funds from the offering.

Gain on registration rights agreement for the three months ended June 30, 2007 was $150,000 as compared to $0 for the three months ended June 30, 2006. The investors granted the Company a waiver of the registration rights penalty when the Company’s share registration became effective July 5, 2007.

Other expenses for the six months ended June 30, 2007 were approximately $25,000, a decrease of approximately $9,000 or 25.0% from approximately $34,000 for the six months ended June 30, 2006.

Net loss for the six months ended June 30, 2007 was approximately $2.7 million, an increase of approximately $2.6 million from approximately $0.1 million for the six months ended June 30, 2006 for the reasons stated above.

Liquidity and Capital Resources

At June 30, 2007, we had total equity of approximately $5.3 million and had cash and cash equivalents of approximately $1.8 million. As of June 30, 2007, we had borrowed from banks and other institutions and had amounts of approximately $305,347 in our current portion of long-term debt, which includes our current portion of capital lease obligations.  Prior to November 2006, we historically financed our business through investor loans, long-term bank loans and lines of credit and cash provided by operations.

In November 2006, we received gross proceeds of $10.0 million in a private placement. Each investor in the private placement purchased shares of our common stock and five-year warrants to purchase 25% of the common stock purchased by such investor in the private placement. For its services as placement agent, Hunter received a fee equal to 10% of the funds placed in the private placement. Hunter also received, for nominal consideration, five-year warrants to purchase 2,000,000 shares of our common stock, exercisable nine months from the date of issuance at the same share price of the shares sold in the private placement. We also incurred legal and accounting expenses of approximately $270,000. After commission and expenses, we received net proceeds of approximately $8.75 million.

Net cash used in operating activities for the six months ended June 30, 2007 was approximately $1.6 million, as compared to approximately $485,000 provided by operations during the six months ended June 30, 2006. The change is primarily the result of operating losses of approximately $2.7 million for the six months ended June 30, 2007 partially offset by cash provided through changes in operating assets and liabilities of $0.6 million.

Net cash used by investing activities was approximately $1.4 million for the six months ended June 30, 2007, as compared to net cash used of approximately $0.7 million for the six months ended June 30, 2006. The increase in cash used was primarily a result of the purchase of corporate and government bonds.

Net cash used by financing activities was approximately $135,000 for the six months ended June 30, 2007, as compared to cash provided in the amount of approximately $0.3 million for the six months ended June 30, 2006. The decrease in cash provided was primarily due to borrowings in 2006 by the Company from related parties of approximately $0.5 million, partially offset by payments due to the Company shareholders of approximately $0.2 million.

Our capital requirements, including development costs related to the opening of additional retail locations and expansion of our franchise retail operations, have been, and will continue to be significant. Our future capital requirements and the adequacy of available funds will depend on many factors, including the pace of our expansion, real estate markets, the availability of suitable site locations and the nature of the arrangements negotiated with landlords. During the remainder of 2007, we intend to expend approximately $0.6 million to continue to strategically expand our retail operations while also creating other outlets and distribution points for sales of our products. We believe that our current liquidity and resources will provide sufficient liquidity to fund our operations for at least 12 months.

Off-Balance Sheet Arrangements

None.

New Accounting Pronouncements

We have adopted all accounting pronouncements effective before June 30, 2007, which are applicable to us.

Seasonality

Historically, sales in the gourmet coffee industry have experienced variations from quarter-to-quarter due to the temperature changes in specific geographic areas , as well as from a variety of other factors, including, but not limited to, general economic trends, the cost of green coffee, competition, marketing programs, weather and special or unusual events.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this quarterly report, including in the documents incorporated by reference into this quarterly report, includes some statements that are not purely historical and that are “forward-looking statements.” Such forward-looking statements include, but are not limited to, statements regarding our company’s and our management’s expectations, hopes, beliefs, intentions or strategies regarding the future, including our financial condition, results of operations, and the expected impact of the Merger on the parties’ individual and combined financial performance. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions, or the negatives of such terms, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this report are based on current expectations and beliefs concerning future developments and the potential effects on the parties and the transaction. There can be no assurance that future developments actually affecting us will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the parties’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the following:

•	Our ability to develop additional retail locations;
•	Our ability to establish and maintain a strong brand;
•	Protection of our intellectual property rights;
•	Our ability to expand our product line;
•	Development of a public trading market for our securities; and
•
The other factors referenced in this quarterly report, including, without limitation, under the section entitled “Management’s Discussion and Analysis of the Company’s Financial Condition and Results of Operations.”

The risks included above are not exhaustive. Other sections of this quarterly report may include additional factors that could adversely impact our business and operating results. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward looking statements.

You should not rely upon forward-looking statements as predictions of future events. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this quarterly report to conform these statements to actual results or to changes in our expectations.

You should read this quarterly report, and the documents that we reference in this quarterly report and have filed as exhibits to this quarterly report with the Securities and Exchange Commission, completely and with the understanding that our actual future results, levels of activity, performance and achievements may materially differ from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

RISK FACTORS

There have been no material changes from the risk factors disclosed in the “Risk Factors” section of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 as filed with the SEC on April 2, 2007.

ITEM 3. CONTROLS AND PROCEDURES

(a) Evaluation of disclosure controls and procedures

As of June 30, 2007, our Chief Executive Officer and our Chief Financial Officer performed an evaluation of the effectiveness of and the operation of our disclosure controls and procedures as defined in Rule 13a-15(e) or Rule 15d-15(e) under the Exchange Act. Based on that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that as of June 30, 2007, our disclosure controls and procedures are effective in timely alerting them to material information relating to Java Detour, Inc. required to be included in our Exchange Act filings and ensuring such information is recorded, processed, summarized and reported within the time periods specified in the SEC rules and forms.

(b) Changes in internal control over financial reporting

Based on the evaluation of our management as required by paragraph (d) of Rule 13a-15 or 15d-15 of the Exchange Act, we believe that there were no changes in our internal control over financial reporting that occurred during the quarter ended June 30, 2007 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II-OTHER INFORMATION

ITEM 1.  LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings involving our company or our assets.

ITEM 2.  UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS

None.

ITEM 3.  DEFAULTS UPON SENIOR SECURITIES

None.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

ITEM 5.  OTHER INFORMATION

None.

ITEM 6.  EXHIBITS

(a) Exhibits

Exhibit Number	Description of Exhibit

31.1	Certification of the Chief Executive Officer pursuant to Exchange Act Rule 13a-14(a)
31.2	Certification of the Chief Financial Officer pursuant to Exchange Act Rule 13a-14(a)
32.1	Certification pursuant to 18 U.S.C. 1350, as adopted pursuant to Section 906 of the Sarbanes Oxley Act of 2002*

* This exhibit shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any filings.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

JAVA DETOUR, INC. (Registrant)

August 14, 2007	By:	/s/ Michael Binninger
Michael Binninger
Chief Executive Officer and Chairman of the Board

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(D) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2007

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of Incorporation or organization) 2121 Second Street, Suite C105 Davis, California (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 95618 (Zip Code)

Registrant’s telephone number, including area code: (530) 756-8020

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The information under Item 2.01, below, is herein incorporated by reference.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

On August 2, 2007, Java Detour, Inc. (the “Company”), through its wholly-owned subsidiary JDCO, Inc. (“JDCO”), sold to Java Nevada, LLC (“Java Nevada”) its right, title and interest in the assets related to its four company-owned gourmet coffee retail locations in the State of Nevada (the “Assets”), pursuant to an Asset Purchase Agreement dated July 11, 2007 by and between JDCO and Java Nevada (the “Purchase Agreement”). The purchase price for the Assets was (i) $200,000 in cash, (ii) $900,000 payable pursuant to a promissory note accruing interest at a fixed rate of 8% per annum and maturing on August 2, 2012, and (iii) the assumption by Java Nevada of certain liabilities related to the Assets, subject to limited exceptions set forth in the Purchase Agreement. Pursuant to the Purchase Agreement, the Company and JDCO also agreed to cause JDCO’s wholly-owned subsidiary, Java Detour (“JDCO Subsidiary”), to relinquish its rights to open additional company-owned gourmet coffee retail locations in the State of Nevada as granted under a Master Franchise Agreement dated as of December 6, 2006 between JDCO Subsidiary and Java Nevada.

The Purchase Agreement included customary, covenants, representations and warranties by the parties, including, among others, representations by JDCO regarding ownership of the Assets. Further, the principals of Java Nevada agreed to guaranty the payment obligations of Java Nevada under the Purchase Agreement.

The foregoing description of the Purchase Agreement is qualified in its entirety by the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to this report and incorporated by reference herein.

Item 9.01  Financial Statements and Exhibits.

(b) Pro Forma Financial Information.

The Company currently believes that the sale of assets described in Item 2.01 will not have a material impact to earnings for fiscal year 2007. The pro forma financial information required to be filed in connection with the disposition described in Item 2.01 above are not included herein. The Company will file the required pro forma financial information by amendment.

(d) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement dated as of July 11, 2007 between JDCO, Inc. and Java Nevada, LLC
99.1	Press Release dated August 7, 2007

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 7, 2007

JAVA DETOUR, INC.

	By:	/s/ Michael Binninger
Michael Binninger
Chief Executive Officer

3

Purchase Agreement by and between
JDCO, Inc. and Java Nevada, LLC
July 11, 2007

AGREEMENT TO PURCHASE ALL LOCATIONS OF JAVA DETOUR, INC. IN NEVADA

This ASSET PURCHASE AGREEMENT ("Agreement") is made and entered into as of the 11th day of July, 2007, by and between JDCO, Inc. a California corporation, with a business address at 2121 Second Street, Suite C105, Davis, CA 95618 ("Seller") and Java Nevada, LLC a Nevada limited liability company, with a business address at 985 White Drive Ste 100, Las Vegas, Nevada 89119 ("Buyer").

RECITALS
A. Seller is engaged in the business of operating, offering and selling gourmet coffee franchises, which operates under the Java Detour® brand throughout the world and owns and operates four (4) retail locations of Java Detour® within Nevada at the following addresses: 1501 West Charleston Blvd., Las Vegas, NV 89102; 2840 E. Tropicana Avenue, Las Vegas, NV 89121; 6087 S. Pecos Road, Las Vegas, NV 89120; and 1659 W. Warm Springs Road, Henderson, NV 89014(each a “Location” and collectively, the "Nevada Business").
B. Subject to the terms and conditions contained in this Agreement, Seller desires to sell to Buyer, and Buyer agrees to purchase from Seller, substantially all of the Assets of Seller related to the Nevada Business.
C. Buyer is purchasing all Assets of Seller related to the Nevada Business. J Dapper and Don Forman, each members of Buyer, are willing to provide a guaranty of the payment obligations of Buyer.
D. Buyer is the master franchisor in Nevada for Java Detour® pursuant to that certain Master Franchise Agreement dated December 6, 2006 between the Seller and Buyer (the “MFA”). Pursuant to the MFA, Seller sold the rights to develop and open franchised stores in the State of Nevada to Buyer while retaining the right to open more company-owned retail stores in the State of Nevada (the “Retained Rights”).
E. In connection with the transaction contemplated herein, Seller agrees to relinquish the Retained Rights to Buyer pursuant to an amendment to the MFA executed in connection with the closing of the transactions contemplated herein.

In consideration of the mutual covenants, representations, and warranties contained in this Agreement, the parties agree as follows:

ARTICLE 1.
PURCHASE AND SALE OF ASSETS
1.1. Purchase and Sale of Assets.
Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, at Closing (as defined below), all of Seller's right, title, and interest in and to all of the assets used by Seller in connection with the operation of the Nevada Business other than the Excluded Assets (the “Assets”). ALL ASSETS SHALL BE TRANSFERRED BY THE SELLER TO THE BUYER ON AN AS-IS, WHERE IS BASIS, WITH ALL FAULTS AND DEFECTS, AND WITH NO REPRESENTATIONS OR WARRANTIES BY SELLER AS TO DEFECTS, DEFAULTS, ENFORCEABILITY, STATE OF TITLE OR ADEQUACY OF CONSIDERATION (except for the representations and warranties set forth in Section 5.1 of this Agreement). The Assets to be sold and transferred include the following assets of Seller:
(a) All tangible personal property, furnishings, fixtures, equipment, machinery, parts, accessories, inventory, and any other property listed on Schedule 1 (the "Personal Property");
(b) All of Seller’s rights under the contracts, agreements, equipment leases, warranties, and other rights or agreements, whether written or oral, listed on Schedule 2 (the "Contracts");
(c) All real estate leases listed on Schedule 3, together with all of Seller's interest in any security deposits, prepaid rent, leasehold improvements, and appurtenances to the leased property (the "Real Property Leases"); and
(d) All of Seller's right, title, and interest in and to the goodwill associated with the Nevada Business (the "Intangible Property").

1.2. Excluded Assets.
The Assets shall not include, and Buyer shall not acquire any interest in, the assets of Seller listed on Schedule 4 (the "Excluded Assets").
1.3. Permitted Liens.
Seller shall convey title to the Assets to Buyer free and clear of all liens, security interests, and encumbrances of any kind or nature, other than those items listed on Schedule 5 (the "Permitted Liens").
1.4. Risk of Loss.
Seller assumes all risk of loss or damage to the Assets prior to the Closing. In the event there is any material loss or damage to all or any portion of the Assets prior to the Closing, Buyer may either terminate this Agreement pursuant to Article 11, or negotiate with Seller for a proportionate reduction in the Purchase Price to reflect the loss or damage. For the purposes of this provision, the term "material loss or damage" shall mean any loss or damage to the Assets with an aggregate cost of $10,000.

ARTICLE 2.
ASSUMPTION OF LIABILITIES
2.1. Assumption of Liabilities.
Effective as of the Closing Date (as defined below), and in addition to any other liabilities expressly assumed by Buyer under this Agreement, Buyer shall assume responsibility for the performance and satisfaction of all of the executory obligations and liabilities of Seller listed on Schedule 6 (the "Assumed Liabilities").
2.2. Excluded Liabilities.
Except as expressly provided in this Agreement, Buyer shall not assume or become liable for any obligations, commitments, or liabilities of Seller, whether known or unknown, absolute, contingent, or otherwise, and whether or not related to the Assets, including, without limitation, any employment, business, sales, or use tax relating to Seller's operation of the Nevada Business and use and ownership of the Assets prior to the Closing.

ARTICLE 3.
PURCHASE PRICE
3.1. Purchase Price.
The purchase price to be paid by Buyer to Seller for the Assets (the "Purchase Price") shall be One Million One Hundred Thousand US Dollars. ($1,100,000).
3.2. Payment of Purchase Price.
At the Closing, Buyer shall pay the Purchase Price to Seller as follows:
(a) Two Hundred Thousand US Dollars ($200,000) (the “Cash Purchase Price”); and
(b) that certain promissory note (the “Promissory Note”) in the principal amount of Nine Hundred Thousand Dollars ($900,000), in substantially the form attached as Exhibit 1.
3.3. Allocation of Purchase Price.
The Purchase Price shall be allocated among the Assets as follows:
(a) Personal Property Equipment $725,000.
(b) Inventory $50,000.
(c) Intangible Property Good Will $125,000
(d) Tenant Improvements $200,000.
The parties agree to be bound by this allocation and to report these items for federal income tax purposes as allocated. The parties agree to execute and deliver Internal Revenue Service Form 8594 reflecting this allocation.
3.4. Effect of Allocation.
The parties agree to abide by the allocation of the Purchase Price specified in this Agreement, and agree to report the transaction as so allocated for income tax purposes.
3.5 Waiver of Franchise Fee Sixty (60) Days from Closing. Seller agrees to waive the payment by Buyer of any Franchise Fee per the MFA for the Locations for a period of sixty (60) days commencing on the Closing Date and terminating on the 60th day thereafter.  Buyer agrees that any 'gift card promotions' or other prepaid product purchases sold by Seller prior to Buyer's legal ownership of the Nevada Business and the Assets shall not be presented to Seller for reimbursement.  In the event it is determined at a later date that the outstanding prepaid product purchases sold by Seller is greater than or less than the waiver of royalty allowed herein, that royalty waiver shall be appropriately adjusted.

ARTICLE 4.
CLOSING
4.1. Time and Place of Closing.
The closing for the purchase and sale of the Assets (the "Closing") shall be held at Java Nevada LLC, 985 White Drive, Suite 100, Las Vegas, Nevada 89119, Clark County on or before August 1, 2007 or at such other time and place as the parties may mutually agree in writing (the "Closing Date"). At Closing, Seller shall transfer and convey title to the Assets to Buyer as provided in this Agreement, subject only to the Permitted Liens.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF SELLER
5.1. Seller's Representations and Warranties.
Seller makes the following representations and warranties to Buyer, each of which is true and correct as of the date of this Agreement, and will be true and correct as of the Closing Date:
(a) Seller is corporation, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of California and Nevada.
(b) Seller has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms.
(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Seller is a party, or any law, judgment, or order of which Seller is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.
(d) There is no action, suit, proceeding, or claim pending, or, to the best of Seller's knowledge, threatened against Seller or the Assets that would affect Seller's ability to fulfill its obligations under this Agreement or that would impair the value of the Assets.
(e) Seller has, and will have at Closing, good and marketable title to the Assets free and clear of all liens, charges, and encumbrances other than the Permitted Liens.
(f) Seller has provided Buyer with true and correct copies of all Contracts. To Seller's knowledge, all of the Contracts are in full force and effect, have been duly executed by the parties, and Seller is not in default under any Contract.
(g) Seller has provided Buyer with true and correct copies of all Real Property Leases. To Seller's knowledge, each Real Property Lease is in full force and effect, and Seller is not in default under any Real Property Lease.
(h) Seller has provided Buyer with true and correct copies of all documents evidencing Seller's rights in the Intangible Property. To Seller's knowledge, each agreement, instrument, or license with respect to the Intangible Property is in full force and effect, and Seller is not in default under any such agreements.
(i) Seller is not a party to, or otherwise bound by, any collective bargaining agreement, multi-employer pension fund, or other labor union agreement with respect to any persons employed by Seller in connection with its operation of the Nevada Business.
5.2. Correctness of Representations.
No representation or warranty of Seller in this Agreement or any other information furnished by Seller pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, and other information provided by Seller to Buyer shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES  OF BUYER
6.1. Buyer's Representations and Warranties.
Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date:
(a) Buyer is limited liability company, duly organized, validly existing, and in good standing under the laws of the state of its organization, and is qualified to transact business in the State of Nevada.

(b) Buyer has full legal power and authority to enter into and perform this Agreement, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.
(c) The execution and delivery of this Agreement does not conflict with, violate, or constitute a default under the terms, conditions, or provisions of any agreement or instrument to which Buyer is a party, or any law, judgment, or order of which Buyer is aware, and will not result in the creation of any lien, security interest, or encumbrance on any of the Assets.
(d) There is no action, proceeding, or claim pending, or, to Buyer's knowledge, threatened, against Buyer that would affect Buyer's ability to consummate the transactions contemplated by this Agreement.
(e) No consent, approval, or authorization of or declaration, filing, or registration with any governmental or regulatory authority is required in connection with the execution, delivery, and performance by Buyer of this Agreement or the consummation of the transactions contemplated by the Agreement.
6.2. Correctness of Representations.
No representation or warranty of Buyer in this Agreement or any other information furnished by Buyer pursuant to this Agreement contains any untrue statement of material fact or fails to state any fact necessary in order to make the statements not misleading in any material respect. All statements, representations, exhibits, and other information provided by Buyer to Seller shall be true and correct on and as of the Closing Date as though made on that date.

ARTICLE 7.
COVENANTS PRIOR TO CLOSING
7.1. Maintenance of Property Pending Closing.
At all times prior to the Closing Date, Seller shall continue to maintain the Assets and conduct its operation of the Nevada Business in the ordinary course and consistent with past practice.
7.2. Access and Information.
Seller shall promptly provide Buyer with all information concerning the Nevada Business and the Assets that Buyer may reasonably request, and Buyer and its accountants and other representatives shall have access during normal business hours to all of the Assets and to the books and records of the Nevada Business.
7.3. Consents.
On or before the Closing Date, Seller, at its expense and with the assistance of Buyer as reasonably necessary, shall obtain all necessary consents required to assign Seller's interest in any of the Assets to Buyer as contemplated by this Agreement. In the event Seller is unable to obtain any such consent on or before the Closing Date, Buyer may terminate this Agreement as provided in Article 11.
7.4. Discharge of Liens.
All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Assets that are not Permitted Liens shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence reasonably satisfactory to Buyer and its counsel of the satisfaction, termination, and discharge of such liens, claims, charges, security interests, pledges, assignments or encumbrances shall be delivered to Buyer at or prior to the Closing.
7.5. Termination of Employees.
Seller shall terminate all of its employees working in the Nevada Business effective as of the Closing Date. Seller shall be responsible without exception for all compensation, taxes, insurance, and other benefits and amounts relating to its employees and shall indemnify and hold Buyer harmless from any claims made against Buyer with respect to the obligations. Buyer shall not assume or in any way become responsible or liable for any compensation, taxes, insurance, or other benefits and amounts payable by Seller on account of any of its employees.
7.6. Further Assurances Prior to Closing.
Seller and Buyer shall, prior to Closing, execute any and all documents and perform any and all acts reasonably necessary, incidental, or appropriate to effect the transactions contemplated by this Agreement.
7.7. Notification of Changed Circumstances.
At any time after the date hereof and prior to the Closing, if either party becomes aware of any fact or circumstance that would materially change a representation or warranty made under this Agreement, the party with knowledge of those facts shall notify the other in writing as soon as possible after the discovery of the changed circumstances.

7.8. Employees.
As soon as possible after the date hereof, Seller shall provide Buyer with a list ("Seller's List") of those employees who will not be retained by Seller after the Closing, together with the date of hire, the salary, and a list of benefits of each employee named. At any time after the receipt of Seller's List, Buyer may negotiate with any of the named employees with respect to employment by Buyer following the Closing. Seller and Buyer shall coordinate their efforts with respect to Seller's termination and Buyer's negotiations with Seller's employees so that the employees will receive notice of their termination by Seller and the possibility of employment with Buyer at substantially the same time. Prior to the Closing, but without any obligation to do so, Buyer shall endeavor to enter into employment agreements with all the employees whom Buyer desires to employ following the Closing.
7.9. Broker's Fees.
Each party represents and warrants that no broker, finder, or any other person or entity has any claim for any brokerage commissions or fees in connection with any of the transactions contemplated by this Agreement. Each party shall indemnify the other against any claim or loss suffered as a result of any claim for brokerage commissions or fees payable, or claimed to be payable, on the basis of any actions in connection with this Agreement.
7.10. Expenses of Closing.
The expenses of Closing shall be paid as follows:
(a) Buyer shall pay all sales and use taxes arising out of the transfer of the Assets, if any.
(b) Except as otherwise expressly provided in this Agreement, all other Closing fees and costs, including, but not limited to, legal fees, accounting fees, consulting fees, and other incidental expenses in connection with the transactions contemplated by this Agreement shall be borne by the party that incurs such expenses.
7.11. Proration of Expenses.
Except as otherwise expressly provided in this Agreement, all expenses associated with the Assets being conveyed to Buyer, including, but not limited to, taxes, rent, insurance premiums, and utility charges, shall be apportioned ratably between the parties as of the Closing Date on the basis of a 30-day month. This obligation to make apportionments shall survive the Closing.
7.12 Due Diligence:
For a period of 15 days following the date hereof (such period being the “Due Diligence Review Period”), the, Seller shall make available to Buyer all information regarding the Nevada Business and the Assets reasonably requested by Buyer in connection with Buyer’s due diligence review of the Nevada Business and the Assets. Seller shall have the 15 days following the last day of the Due Diligence Review Period (such period being the “Seller’s Cure Period”) to address and cure any material issues raised by Buyer during the Due Diligence Review Period as a result of Buyer’s due diligence review of the Nevada Business and the Assets. If at the end of the Seller’s Cure Period the Buyer is not satisfied with the results of its due diligence investigation of the Nevada Business and the Assets, the Buyer shall have the option to terminate this Agreement by providing written notice to Seller of such termination within two days after the end of the Seller’s Cure Period.

ARTICLE 8.
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
8.1. Buyer's Conditions.
The obligation of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) The representations and warranties of Seller set forth in Article 5 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.
(b) Seller shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Seller by this Agreement on or before the Closing Date.
(c) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the Assets or the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Seller’s knowledge, threatened on or before the Closing Date.
(d) The Assets shall be in substantially the same condition on the Closing Date as on the date hereof, and there shall be no material loss or damage to the Assets prior to the Closing.

(e) Seller shall have obtained all necessary agreements and consents of any parties required to consummate the transactions contemplated by this Agreement.
(f) Buyer shall have received copies of such releases and documents, and reviewed such other evidence as Buyer reasonably deems necessary to assure the Buyer that the Assets are being delivered to Buyer free and clear of all liens, claims, charges, security interests, pledges, assignments or encumbrances other than Permitted Liens.
(g) Seller shall have executed and delivered or cause to be delivered to Buyer: (1) a duly executed bill of sale (the "Bill of Sale"), in substantially the form attached as Exhibit 2, (2) a duly executed assignment of contracts (the "Assignment of Contracts") in substantially the form attached as Exhibit 3, (3) a duly executed assignment of leases (the "Assignment of Leases") in substantially the form attached as Exhibit 4, (4) A duly executed assignment of intangible property (the "Assignment of Intangible Property") in substantially the form attached as Exhibit 5, (5) a duly executed First Amendment to the MFA; and (6) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.
8.2. Failure to Satisfy Buyer's Conditions.
Any of Buyer's conditions precedent may be waived in whole or in part by Buyer in writing at any time on or before the Closing Date. In the event all Buyer's conditions precedent have not been waived by Buyer or satisfied in full on or before the Closing Date, Buyer may elect to terminate this Agreement as provided in Article 11.

ARTICLE 9.
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
9.1. Seller's Conditions.
The obligation of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:
(a) Seller shall have received the Cash Purchase Price on or before the Closing Date.
(b) Buyer shall have executed and delivered or cause to be delivered to Seller: (1) a duly executed Assignment of Contracts, (2) a duly executed Assignment of Leases, (3) a duly executed Assignment of Intangible Property, (4) a duly executed Promissory Note, (5) a duly executed guaranty (the “Guaranty”) in substantially the form of Exhibit 6, (6) a duly executed First Amendment to the MFA and any other franchise related agreements required by the Seller for the operation of a Java Detour franchise at the Locations; and (7) all other documents, files, records, certificates and agreements required to be executed and/or delivered at Closing to transfer, convey and assign to Buyer all of Seller’s right, title and interest in and to the Assets, free and clear of any liens or encumbrances other than the Permitted Liens.
(c) The representations and warranties of Buyer set forth in Article 6 shall be true and correct as of the date of the Agreement and shall be true and correct in all material respects at and as of the Closing Date.
(d) Buyer shall have performed and complied in all material respects with all of the agreements, covenants, and conditions required of Buyer by this Agreement on or before the Closing Date.
(e) No action, suit, or proceeding before any court or any governmental body or authority that would in any way affect the ability of the parties to consummate the transactions contemplated by this Agreement shall have been instituted or, to Buyer’s knowledge, threatened on or before the Closing Date.
(f) Buyer shall have furnished to Seller a certificate of its manager, dated on the Closing Date, certifying to the fulfillment of the conditions set forth in subparagraphs (c)-(e) of this Section 9.1.
9.2. Failure to Satisfy Seller's Conditions.
Any of Seller's conditions precedent may be waived in whole or in part by Seller in writing at any time on or before the Closing Date. In the event all Seller's conditions precedent have not been waived by Seller or satisfied in full on or before the Closing Date, Seller may elect to terminate this Agreement as provided in Article 11.

ARTICLE 10.
POST-CLOSING OBLIGATIONS
10.1. Additional Assurances.
Each party agrees to do all acts and things and to make, execute, and deliver such written instruments as shall be reasonably necessary to carry out the terms and provisions of this Agreement. This covenant of further assurances shall survive the Closing.

10.2 Re-model Nevada Business Locations.
Buyer agrees that within 180 days of Closing each location shall be remodeled to a level of Store Level 2, as described in Exhibit 8.

ARTICLE 11.
TERMINATION
11. Termination.
This Agreement may be terminated as follows:
(a) By the mutual consent of Buyer and Seller at any time prior to the Closing.
(b) By Buyer at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Buyer's obligations set forth in Article 9 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.
(c) By Buyer pursuant to Section 7.11.
(d) By Seller at any time prior to the Closing as expressly provided in this Agreement, or if any condition precedent to Seller's obligations set forth in Article 10 has not been satisfied in full or previously waived by Buyer in writing, at or prior to the Closing.
(e) By either party if the Closing has not occurred on or before December 31, 2007.
11.1. Effect of Termination.
In the event of the termination of this Agreement pursuant to the provisions of this Article 11, this Agreement shall become void and have no effect, without any liability on the part of any of the parties.
11.2. Remedies Cumulative.
The remedies set forth in this Agreement are cumulative and not exclusive of any other legal or equitable remedy otherwise available to any party.

ARTICLE 12.
INDEMNIFICATION
12.1. Seller's Indemnification.
In addition to any other agreement on the part of Seller to indemnify Buyer set forth in this Agreement, Seller shall indemnify and hold Buyer harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Seller's ownership or use of the Assets, or Seller's operation of the Nevada Business, prior to the Closing Date, (b) the breach of any representation or warranty of Seller contained in this Agreement, or (c) the failure by Seller to observe or perform any other covenant or agreement to be observed or performed by Seller under this Agreement.
12.2. Buyer's Indemnification.
In addition to any other agreement on the part of Buyer to indemnify Seller set forth in this Agreement, Buyer shall indemnify and hold Seller and its officers, directors, employees, agents and affiliates harmless from and against any and all loss, cost, damage, claim, liability, or expense, including reasonable attorney fees and costs, in any way arising from or related to (a) Buyer's ownership or use of the Assets from and after the Closing Date., (b) the breach of any representation or warranty of Buyer contained in this Agreement, or (c) the failure by Buyer to observe or perform any other covenant or agreement to be observed or performed by Buyer under this Agreement.
12.3. Survival of Indemnities.
All representations and warranties contained in this Agreement and the mutual agreements to indemnify set forth in this Article 12 shall survive the Closing for a period of two (2) years.
12.4 Limitation on Liability. Seller shall not have any obligation to indemnify Buyer or any of its affiliates for losses, and Buyer shall not have any obligation to indemnify Seller or any of its affiliates for losses, in each case, until the aggregate amount of all losses, incurred by Buyer or any of its affiliates, on the one hand, or Seller or any of its affiliates, on the other hand, exceeds Fifty Thousand Dollars ($50,000) (the “Basket”) and then, subject to the other limitations set forth in this Section 12.4, Seller’s indemnification obligations or Buyer’s indemnification obligations, as the case may be from the first dollar of the loss in excess of the Basket.
In no event shall the aggregate liability of Seller be, and in no event shall claims be made against Seller by Buyer for losses, in excess of $550,000. The indemnification remedies contained in this Agreement shall be exclusive.

12.5 Procedure.
(a) The party seeking indemnification under Section 12.1 or Section 12.2 as the case may be (the “Indemnified Person”), shall provide written notice (a “Notice of Claim”) to the party against whom indemnity is sought (the “Indemnifying Person”) of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which the Indemnified Person has determined has given or could give rise to a right of indemnification under this Agreement. No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Person hereunder, except to the extent such Indemnifying Person can demonstrate such failure materially prejudiced such Indemnified Person’s ability to successfully defend the matter giving rise to the claim. The Notice of Claim shall state the nature of the claim, the amount of the Losses, if known, and the method of computation thereof, all with reasonably particularity and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises.
(b) The Indemnifying Party shall respond to each such claim within 20 Business Days of receipt of such notice. No action shall be taken pursuant to the provisions of this Agreement or otherwise by the Indemnified Party until the later of (i) the expiration of the 20 Business Day response period (unless reasonably necessary to protect the rights of the party seeking indemnification), or (ii) 30 days following the termination of the 20 Business Day response period if a response received within such 20 Business Day response period by the Indemnified Party requested an opportunity to cure the matter giving rise to indemnification (and, in such event, the amount of such claim for indemnification shall be reduced to the extent so cured within such 30-day cure period).
(c) Except as otherwise provided herein, if such demand is based on a claim by a third party or a governmental entity (each, a “Third Party Claim”), the Indemnifying Party shall have the right to assume the entire control of the defense thereof, including at its own expense, employment of counsel reasonably satisfactory to the Indemnified Party, and, in connection therewith, the Indemnified Party shall cooperate with and make available to the Indemnifying Party all pertinent information as the Indemnifying Party may reasonably request. In such event, the Indemnifying Party shall have the right to settle or resolve any such claim by a third party. Notwithstanding the foregoing, in the event that (i) the Indemnifying Party elects in writing not to assume or does not assume the defense of the Third Party Claim pursuant to this Section 12.5(c), (ii) the Indemnifying Party withdraws from the defense of a Third Party Claim, (iii) counsel reasonably acceptable to the Indemnifying Party advises of any actual conflict between the Indemnifying Party and the Indemnified Party, or (iv) the Third Party Claim seeks material, non-monetary relief from Seller or Parent, Purchaser or any of their respective Affiliates or material monetary relief from Purchaser for which Purchaser is not indemnified, the Indemnified Party shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Indemnified Party shall be prohibited from compromising or settling the claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
(d) Where the Indemnifying Party or the Indemnified Party is defending and controlling any claim, they shall select counsel, contractors, experts and consultants of recognized standing and competence to take all steps necessary in the investigation, defense or settlement thereof and shall at all times diligently and promptly pursue the resolution thereof. The Party conducting the defense thereof shall at all times act as if all Losses relating to any such claim are for its own account and shall act in good faith and with reasonable prudence to minimize Losses therefrom. Regardless of which Party defends any such Third Party Claim, the other Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing.
(e) Recovery from the Indemnifying Person by the Indemnified Person under this Section 12.5 shall be net of any insurance proceeds received by the Indemnified Person in relation to claims for Losses brought under this Section 12.5.

ARTICLE 13.
GENERAL PROVISIONS
13.1. Assignment.

The respective rights and obligations of the parties to this Agreement may not be assigned by any party without the prior written consent of the other, which consent may not be unreasonably withheld or delayed.
13.2. Successors and Assigns.
The terms and provisions of this Agreement shall be binding on and inure to the benefit of the successors and assigns of the parties.
13.3. Entire Agreement.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter of this Agreement.
13.4. Modification and Waiver.
This Agreement may not be amended, modified, or supplemented except by written agreement signed by the party against which the enforcement of the amendment, modification, or supplement is sought. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision. No waiver shall be binding unless executed in writing by the party making the waiver.
13.5. Attorney Fees.
If any legal action or other proceeding is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and other costs incurred in the action or proceeding, in addition to any other relief to which the prevailing party may be entitled.
13.6. Fees and Expenses.
Except as otherwise specifically provided in this Agreement, Seller and Buyer shall pay their own fees and expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement.
13.7. Notices.
All notices, requests, demands, and other communications required by this Agreement shall be in writing and shall be (a) delivered in person or by courier, (b) mailed by first class registered or certified mail, or (c) delivered by facsimile transmission, as follows, or to such other address as a party may designate to the other in writing:
(i) If to Seller: 2121 Second Street, Suite C105, Davis, CA 95618; facsimile no. 704 341 4757; attention: Tom Reeder
(ii) If to Buyer: Java Nevada, LLC, 985 White Drive, Ste 100, Las Vegas, Nevada 89119; facsimile no. 702 733-8859 attention: Joe Plante, with Copy to facsimile no. 702 862 4576 attention Darren J. Welsh.
If delivered personally or by courier, the date on which the notice, request, instruction, or document is delivered shall be the date on which the delivery is made, and if delivered by facsimile transmission or mail as aforesaid, the date on which the notice, request, instruction, or document is received shall be the date of delivery.
13.8. Headings.
All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement.
13.9. Counterparts.
This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.
13.10. Time of Essence.
Time shall be of the essence with respect to the obligations of the parties to this Agreement.
13.11. Governing Law.
This Agreement shall be governed by and construed under the laws of the State of Nevada without regard to its conflict of law doctrines.
13.12. Severability.
In the event any provision of this Agreement is deemed to be invalid, illegal, or unenforceable, all other provisions of the Agreement that are not affected by the invalidity, illegality, or unenforceability shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date of this Agreement.

PURCHASER Java Nevada LLC
By: /s/ J. Dapper
By: J Dapper Its: Manager

SELLER JDCO, Inc.
Date: By: /s/ Michael Binninger
BY: Michael Binninger Its: CEO

LIST OF SCHEDULES
Schedule 1 -- List of Personal Property

Schedule 2 - List of Contracts

Schedule 3 -- List of Real Property Leases

Schedule 4 -- List of Excluded Assets

Schedule 5 -- List of Permitted Liens

Schedule 6 -- List of Assumed Liabilities:

LIST OF EXHIBITS
Exhibit 1 - Promissory Note

Exhibit 2 - Bill of Sale

Exhibit 3 - Assignment of Contracts

Exhibit 4 - Assignment of Real Property Leases

Exhibit 5- Assignment of Intangible Property

Exhibit 6 - Guaranty

Exhibit 7 - First Amendment to Master Franchise Agreement

Exhibit 8 - Store Level Build Out Scale 1-3

Schedule 1 -- List of Personal Property

Store: Las Vegas - Tropicana				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machines	Franke sinfonia	35401559
2			Franke sinfonia	35401555
3	1	coffee grinder	bunn	g300031322
4	1	coffee brewer	Fetco	n/a
5	5	airpots		n/a
6	14	blending pitchers		n/a
7	3	blenders	bledtec	i512v-11507
8			bledtec	s712v-11552
9			bledtec	s712v-11553
10	2	Stainless steel pumps		n/a
11	3	plastic pumps		n/a
12	2	stainless steel canisters		n/a
13	2	ice caddys	cambro	n/a
14			cambro	n/a
15	1	commercial ice machine	cornelius	63j0540bb101
16	1	large refrigerator	arctic air	wa61701738
17	4	small refrigerator	bev air	7711637
18			bev air	7501488
19			bev air	7711639
20			bev air	7506108
21	3	register	jiva	tp411699
22			jiva	tp620178
23			jiva	tp412121
24	1	modem	sprint	n/a
25	2	printer	ebson	d6fg337173
26			ebson	d6fg337175
27	1	comupter moniter		n/a
28	1	camera moniter		n/a
29	2	neon lights (open)	ventex	n/a
30			ventex	n/a
31	1	fax	brother	u5657883j968617
32	1	phone	GE	60131155
33	1	t.v.	panasonic	n/a
34
35
36
37
38
39
40

Store: Las Vegas - Pecos				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machines	Franke Sanfonia	35401556
2			Franke Sanfonia	36402225
3	1	coffee grinder	Grind Master	319037
4	1	coffee brewer	Fetco	480105064905a
5	4	airpots	Luxus	n/a
6	12	blending pitchers		n/a
7	4	blenders	blendtec	s712v-11699
8			blendtec	s712v-11564
9			blendtec	i512v-11509
10	1	stainles steel pumps	blendtec	n/a
11	5	plastic pumps		n/a
12	2	stainles steel canisters		n/a
13	2	ice caddys		n/a
14	1	scale	taylor	n/a
15	1	commercial ice machine	cornilius	6300604bc105
16	1	large refrigerator	arctic air	wa61701743
17	1	large freezer	arctic air	wb44039358
18	4	small refrigerator	beverage air	7803988
19			beverage air	7803989
20			beverage air	7711549
21			beverage air	n/a
22	3	registers	sharp	58034058
23			sharp	58048559
24			sharp	58034298
25	1	modem	660 series	f060z20035456
26	2	printer	epson	d6fg359634
27			epson	d6fg363371
28			epson	g3xg001074
29	1	camera monitor	view sonic	n/a
30	2	neon light (open)	centex	050684983d
31			centex	n/a
32	1	flat screen t.v.	dell	n/a
33	1	fax	brother	u56578a4j176993
34
35
36
37
38
39
40

Store: Las Vegas - Charleston				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	3 group espresso machine	La Marzocco	24220
2		3 group espresso machine	La Marzocco	24219
3	2	espresso grinder	La Marzocco	23671
4		espresso grinder	La Marzocco	28661
5	1	coffee grinder	Bunnomatic	g300030449
6	1	coffee brewer	Fetco	470124051021a
7	4	airpots	Fetco	n/a
8	18	blender pitcher		n/a
9	2	stainless steel pumps		n/a
10	4	plastic pumps		n/a
11	4	pump canisters		n/a
12	2	ice caddy		n/a
13	1	commercial ice machine	cornelius	63n0507bc074
14	1	large refrigerator	migali	6055699
15	3	small 1 refrigerator	n/a	ucr27a
16			n/a	ucr27a
17				ucr27a
18	1	small 2 door refrigerator	beverage air	ucr48a
19	2	register	posiflex	tp561000
20			posiflex	tp560986
21	1	modem	sprint	s4n4910473
22	2	printer	epson	d6sg185468
23				d6sg170265
24	1	fax machine	brother fax	u60074g4j763940
25	1	camera modem	mitsubishi	54101809na
26	2	neon light (open)	transfotec international	1305
27			transfotec international	1305
28	1	drive thru	transfotec international	1305
29	1	phone		n/a
30
31
32
33
34
35
36
37
38
39
40

Store: Las Vegas - Warm Springs				Date - 5/18/2007

	Quantity	Type	Brand	Serial #

EX)	1	4 group Espresso Machine	La Marzocco	AB-123456789

1	2	automatic espresso machine	Franke sinfonia	6832
2			Franke sinfonia	36402288
3	1	coffee grinder	grind master	141989mk
4	1	coffee brewer	fetco	470141061529.00
5	4	large airpots	luxus	n/a
6	2	small airpots		n/a
7	15	blending pitchers		n/a
8	2	stainless steel pumps		n/a
9	7	plastic pumps		n/a
10	2	stainless steel canisters		n/a
11	2	ice caddys		n/a
12	2	scale		n/a
13	1	commercial ice machine	cornelius	6300628bc087
14	1	large refrigerator	arctic air	n/a
15	4	small refrigerators	beverage air	ucr27a
16			beverage air	ucr27a
17			beverage air	ucr27a
18			beverage air	ucr27a
19	3	registers	sharp	5803770x
20			sharp	58257301
21			sharp	68052162
22	1	modem		n/a
23	2	printer	epson	j4mg050087
24			epson	j4mg024064
25	1	computer monitor		n/a
26	3	blenders	blendtec	s712v-11745
27			blendtec	s712v-11746
28			blendtec	i512v-11508
29	2	neon lights (open)	transfotec	n/a
30			transfotec	n/a
31	1	fax	brother	u61327b6j775201
32	1	phone	GE	61257869
33
34
35
36
37
38
39
40

Schedule 2 - List of Contracts

There are no vendor contracts to be assigned.

Business Name	Phone #	Product/Service Offered
7up Bottling	702-795-7770	Beverages
Baked in the Sun	760-591-9045	Baked Goods
Bugs Limited	702-648-6030	Pest Control
Cox Communications	702-507-2000	Cable TV
Dish Network	888-624-3474	Cable TV
Dr.Smoothie	888-466-9941	Smoothie Boost
Dot it for Less	702-379-3099	Landscaping
Embarq	800-786-6272	Tele Communications
Hardy Breads	916-488-2790	Banana Bread
Lange	702-254-1908	Plumbing
Las Vegas Valley Water	800-252-2011	Water
Meadow Gold	702-839-6531	Dairy
Mighty Leaf	415-491-2650	Tea
NovelTees	530-756-3377	Uniforms
Real Donuts	702-657-8127	Donuts
Service Associates	602-243-1880	Espresso Maintenance
Southwest Linen	702-566-9005	Linen
Sugar Shots	925-946-9714	Sugar
TDM	702-798-7950	AC,Refridgeration, Ice Machine Repair

Schedule 3 -- List of Real Property Leases

1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120

2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102

3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121

4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014

Schedule 4 -- List of Excluded Assets

Seller is engaged in the business of operating, offering and selling gourmet coffee franchises, which operates under the name Java Detour throughout the world and Buyer is the Master Franchisor in Nevada for the Java Detour, as granted via the Master Franchise Agreement, also known as “MFA” dated December 6, 2006 between the Seller and Buyer. Buyer is not purchasing any other asset of Seller other than the four (4) locations and Seller’s ability to personally future development of Java Detour locations.

Schedule 5 -- List of Permitted Liens

There are no permitted liens.

Schedule 6 -- List of Assumed Liabilities

The following real property leases:

1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120

2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102

3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121

4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014

EXHIBIT 1

PROMISSORY NOTE

This PROMISSORY NOTE, dated as of July ___, 2007, is entered into by and between JDCO, Inc., a California corporation (the “Seller”) and Java Nevada, LLC, a Nevada limited liability company (the “Buyer”).

WHEREAS, the Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of July ____, 2007 (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer all of the right, title and interest to the Assets (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

2. Note Amount: $900,000.00

3. Buyer, promises to pay to the order of Seller at the following address, 2121 Second Street, Suite C105, Davis, CA 95618 or at such other place as the legal holder of this Promissory Note (the "Note") shall designate in writing, in coin or currency which at the time or times of payment shall be legal tender for the payment of public and private debts in the United States of America, the principal sum of Nine Hundred Thousand Dollars ($900,000.00) together with interest unpaid balance thereof at a fixed rate of eight (8%) per annum (the "Note Rate"), calculated on the basis of a three hundred sixty (360) day year and the actual number of days elapsed, accruing from the date of this Note and continuing until the entire principal amount has been paid in full.

4. Said principal and interest shall be paid in the following manner:

a.
On September 1, 2007, and on the same day for 24 succeeding months (2 years) thereafter, payments shall be made which shall each be in an amount equal to the interest which is then accrued hereunder and remains unpaid; and

b.
Commencing on the third (3rd) anniversary of the date of the Note (the 25th month) a sixty (60) month amortization schedule shall be created for all outstanding principal and interest and on such third (3rd) anniversary date and on the same day for the next 35 months payments shall be made which shall be equal to the monthly payment of principal and interest set forth on the amoratization schedule for such date.

c.
On the fifth anniversary of the date of this Note ( the “Maturity Date”) a payment shall be made in an amount which is equal to the entire unpaid principal balance hereunder plus all interest which is then accrued hereunder and remains unpaid (the "Maturity Payment").

IN ADDITION TO THE FOREGOING, THIS NOTE
SHALL BE SUBJECT TO THE FOLLOWING TERMS AND CONDITIONS:

1.
Representations, Warranties and Covenants. To induce Seller to accept this Note, Buyer makes the following representations, warranties and covenants which shall be deemed to be continuing representa-tions, warranties and covenants until payment in full of all amounts due and owing under this Note:

a.
Buyer is a limited liability company duly organized and validly existing under the laws of the State of Nevada and has all requisite power, authority and legal right to execute and deliver this Note and any other document, agreement or certificate to which it is a party, or to which it is bound in connection with the Loan. Buyer has taken all necessary action to authorize the execution, delivery and performance of this Note and of any other document to which Buyer is a party or by which Buyer is bound in connection herewith.

b.
Neither this Note, nor any document to which Buyer is a party (or by which Buyer is bound) in connection herewith is prevented by, limited by, conflicts in any material respect with, or will result in a material breach of, violation of, or a material default (with due notice or lapse of time, or both) under, or the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Buyer's property or assets by virtue of the terms, conditions or provisions of: (i) any indenture, evidence of indebtedness, loan or financing agreement, or other agreement or instrument of whatever nature to which Buyer is a party or by which Buyer is bound, or (ii) any provision of any existing law, rule, regulation, order, writ, injunction or decree of any court or governmental authority to which Buyer is subject.

c.	This Note, will constitute legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms

d.
All timely consents, approvals, orders or authorizations of, or registrations, declarations, notices or filings with any governmental authority (or judicial proceeding), which may be required in connection with the valid execution and delivery of this Note , and the performance of any of the obligations hereunder, or thereunder, have been obtained or accomplished, or will be obtained or accomplished as and when due, or are in full force and effect.

e.
Buyer is not in violation of or in default with respect to any applicable laws and/or regulations which materially and adversely affect its business, financial condition or properties. Buyer is not in violation or default in any material and adverse respect under any indenture, evidence of Indebtedness, loan or financing agreement or other agreement or instrument of whatever nature to which it is a party or by which it is bound, a default under which might have consequences that would materially adversely affect its business, financial condition, properties or operations.

2.
Events of Default. The occurrence of any of the following events and the passage of any applicable notice and cure periods shall constitute an "Event of Default" hereunder and shall render all principle and interest under the Note due and payable upon demand by the Seller:

a.
Any representation or warranty made by Buyer in this Note, shall prove to be false, incorrect in any material respect as of the date when made, or shall hereafter become false or incorrect in any material respect;

b.
Buyer shall have failed to make any payment of interest and/or principal which is required hereunder, on the date when due, and such failure shall have remained uncured for a period of thirty (30) days after the date when due;

c.
Buyer shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property, or shall consent to any such relief or to the appointment or taking possession by any such official in any involuntary case or other pro-ceeding commenced against it;

d.
An involuntary case or other proceeding shall be commenced against Buyer seeking liquidation, reorganization or other relief with respect to its debts under the Bankruptcy Code or any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official, for any substantial part of its property;

e.	Buyer shall make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally as they become due; and

f.	The occurrence of any event of default under Section 14.1 or an uncured default under Section 14.2 of that certain Master Franchise Agreement, dated December 6, 2006, by and between the Seller and the Buyer, as amended to date.

3.	Application of Payments. All payments which are made, and proceeds which are received, hereunder shall be applied as follows:

a.	First, towards complete satisfaction of any other amounts due hereunder, (other than principal and interest hereunder);

b.	Second, towards complete satisfaction of any accrued interest which may be unpaid under this Note; and

c.	Thereafter, towards satisfaction of the unpaid principal amount under this Note.

4.	Miscellaneous

a. Notices: All notices, requests, reports, information or demand which any party hereto may desire or may be required to give to any other party hereunder, shall be in writing and shall be sent by facsimile or first-class certified or registered United States mail, postage prepaid, return receipt requested, and sent to the party at its address appearing below or such other address as any party shall hereafter inform the other party hereto by written notice given as aforesaid:

If to Buyer:	Java Nevada, LLC
985 White Drive, Ste 100
Las Vegas, Nevada 89119
Attention: Joe Plante
With Copy to Darren J. Welsh

If to Seller:	JDCO, Inc., a California corporation
2121 Second Street, Suite C105
Davis, CA 95618

All notices, payments, requests, reports, information or demands so given shall be deemed effective when sent, if sent by facsimile, or, if mailed, upon receipt or the expiration of the fifth (5th) day following the date of mailing, whichever occurs first, except that any notice of change of address shall be effective only upon receipt by the party to whom said notice is addressed.

b.	All agreements, representations and warranties made herein shall survive the execution and delivery of the Note.

c.	Time shall be of the essence of this Note.

d.
This Note is in all respects to be governed by the laws of the State of Nevada and if any action is taken to enforce the terms of this Note such action shall be commenced and maintained within the State of Nevada.

e.	In no event shall Seller be deemed or construed to be joint venturer or partner of Buyer.

f.
In the event any one or more of the provisions contained in this Note shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

g.
If any action or proceeding is brought by any party against any other party under this Note, the prevailing party shall be entitled to recover such costs and attorney's fees as the court in such action or proceeding may adjudge reasonable.

IN WITNESS WHEREOF, this Promissory Note has been executed as of the date first hereinabove written.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 2

BILL OF SALE

This BILL OF SALE, dated as of July ______, 2007, is entered into by and between JDCO, Inc., a California corporation (the “Seller”) and Java Nevada, LLC, a Nevada limited liability company (the “Buyer”).

WHEREAS, the Buyer and Seller have entered into that certain Asset Purchase Agreement dated as of July ___, 2007 (the “Purchase Agreement”), pursuant to which Seller is selling to Buyer all of the right, title and interest to the Assets (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.  Seller hereby sells, conveys, transfers, assigns, releases and quitclaims to Buyer and Buyer hereby purchases, acquires and accepts from the Seller, all of Seller's right, title, and interest in and to Assets as-is, where-is and subject to the representations, warranties, covenants and agreements set forth in the Purchase Agreement.

2.  Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement.

3.  The sale, conveyance, transfer and assignment by the Seller, and the acceptance by the Buyer, of the Assets, shall be effective as of the date hereof.

4.  The Seller shall from time to time, at the Buyer’s request and without further consideration, execute and deliver to the Buyer such instruments of transfer, conveyance and assignment as the Buyer may reasonably request to evidence further any transfer, conveyance and assignment of the Assets to the Buyer pursuant to this Bill of Sale.

5.  This Bill of Sale shall be governed by and construed in accordance with the laws of the State of Nevada without regard to any conflicts of law provisions. Each of the Buyer and the Seller irrevocably and unconditionally: (a) agrees that any suit, action or legal proceeding arising out of or relating to this Bill of Sale brought by either party shall be brought in the courts of the State of Nevada in the Eighth Judicial District Court, County of Clark or the District Court of the United States, Nevada District; (b) consents to the exclusive jurisdiction of each such court in any suit, action or proceeding; and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and, in connection therewith, all defenses of lack of personal jurisdiction and forum inconveniencies.

6.  This Bill of Sale may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. The terms and conditions of this Bill of Sale shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.

PURCHASER	SELLER
Java Nevada, LLC	JDCO, Inc.

By: J Dapper	By: ________________
Its: Manager	Its:________________

EXHIBIT 3

ASSIGNMENT OF CONTRACTS

There are no contracts to be assigned.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 4

ASSIGNMENT OF REAL PROPERTY LEASES

This ASSIGNMENT OF REAL PROPERTY LEASES (“Assignment”) is made and entered into as of _______________________ (the “ Effective Date” ), by and between JDCO, Inc. a California Corporation, hereinafter referred to as (“ Assignor” ), and Java Nevada, LLC, (“ Assignee” ).

RECITALS

A. Assignor and Assignee have entered into that certain Asset Purchase Agreement dated July 11, 2007 (the “ Agreement” ), pursuant to which Assignor is selling to Assignee the Assets more particularly described in the Agreement. Unless otherwise defined in this Assignment, capitalized terms shall have the meanings given to them in the Agreement.

B. Assignor is a party to certain real property leases (the “ Real Property Leases” ) that are listed on Schedule 3, attached to this Assignment and incorporated by reference and repeated as 1.) Patrick and Pecos - 6087 S. Pecos Rd., Las Vegas, Nevada, 89120; 2.) Charleston and Martin Luther King Boulevard - 1501 West Charleston Blvd. Las Vegas, Nevada, 89102; 3.) Tropicana and Harrison - 2840 E. Tropicana Ave., Las Vegas, Nevada, 89121 and 4.) Warmsprings & Arroyo Grande - 1659 W. Warm Springs Rd., Henderson, Nevada, 89014.

C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor's right, title, and interest in the Real Property Leases to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Real Property Leases.

NOW, THEREFORE, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:

1. Assignment of Real Property Leases.
Assignor assigns and transfers to Assignee all of its right, title, and interest in and to the Real Property Leases as of the Effective Date, subject to, in the case of any Real Property Lease that requires consent to assignment, the receipt of the required consent.

2. Acceptance of Assignment and Obligations.
Assignee agrees to and accepts the assignment of the Real Property Leases, and assumes and covenants to keep, perform, and fulfill, except as expressly provided in the Agreement, the executory portion of the terms, covenants, conditions, and obligations of each of the Real Property Leases required to be kept, performed, and fulfilled by Assignor under the Real Property Leases from and after the Effective Date.

3. Successors and Assigns.
This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.

4. Counterparts.
This Assignment may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

PURCHASER
Java Nevada LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 5

Assignment of intangible property

This ASSIGNMENT OF INTANGIBLE PROPERTY (“Assignment”) is made and entered into as of July ___, 2007 (the “Effective Date”), by and between JDCO, Inc. a California Corporation, hereinafter referred to as (“Assignor”), and Java Nevada, LLC (“Assignee”).

RECITALS

A. Assignor and Assignee have entered into that certain Asset Purchase Agreement dated July ___, 2007 (the “Agreement”), pursuant to which Assignor is selling to Assignee the Assets more particularly described in the Agreement. Unless otherwise defined in this Assignment, capitalized terms shall have the meanings given to them in the Agreement.

B. Assignor is the owner of certain intangible property rights, including the trade names, logos, copyrights, service marks, trademarks, patents, patent applications, licenses, and goodwill associated with the Business listed on Schedule 3 and Exhibit 4, attached to Purchase Agreement by and between JDCO, Inc. and Java Nevada, LLC and incorporated by reference (the “ Intangible Property” ).

C. Pursuant to the terms of the Agreement, Assignor desires to assign Assignor's right, title, and interest in the Intangibles to Assignee, and Assignee desires to accept the assignment and assume all of the obligations associated with the Intangible Property.

NOW, THEREFORE, in consideration of the payment and delivery to Assignor of all monies and instruments to be paid and delivered to Assignor by Assignee pursuant to the terms of the Agreement, the receipt of which Assignor acknowledges, Assignor and Assignee agree as follows:

1. Assignment of Intangible Property.
Assignor assigns and transfers to Assignee all of its right, title, and interest in and to the Intangible Property as of the Effective Date, subject to, in the case of any Intangible Property that requires consent to assignment, the receipt of the required consent.

2. Acceptance of Assignment and Obligations.
Assignee agrees to and accepts the assignment of the Intangible Property, and assumes and covenants to keep, perform, and fulfill, except as expressly provided in the Agreement, the executory portion of the terms, covenants, conditions, and obligations of each Intangible Property required to be kept, performed, and fulfilled by Assignor with respect to the Intangible Property from and after the Effective Date.

3. Successors and Assigns.
This Assignment shall inure to the benefit of, and be binding on, successors and assigns of the parties.

4. Counterparts.
This Assignment may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall together constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Assignment as of the Effective Date.

PURCHASER
Java Nevada, LLC

By: J Dapper
Its: Manager

SELLER
JDCO, Inc.

By: ________________
Its: _________________

EXHIBIT 6

Guaranty

This GUARANTY (this “Guaranty”) is made as of July ___, 2007, by J Dapper and Don Forman (each a “Guarantor” and collectively the “Guarantors”), in favor of JDCO, Inc., a California corporation (“Seller”).

WHEREAS, Seller and Java Nevada, LLC ("Purchaser"), have entered into that certain Asset Purchase Agreement dated as of July ___, 2007 by and between Seller and Purchaser (“Purchase Agreement”), for the sale of the Assets (as defined in the Purchase Agreement) by Seller to Purchaser (the “Acquisition”);

WHEREAS, pursuant to the terms of the Purchase Agreement, Purchaser has agreed to pay Seller an aggregate of One Million One Hundred Thousand Dollars ($1,100,000) (“Purchase Price”) for the Assets, payable as follows: (i) Two Hundred Thousand Dollars ($200,000) upon closing of the Purchase Agreement, and (ii) that certain promissory note in the principal amount of Nine Hundred Thousand Dollars ($900,000) (the “Note”);

WHEREAS, the Guarantors have a financial interest in Purchaser, and

WHEREAS, as a condition precedent to Seller’s obligations under the Purchase Agreement, Seller has required that Guarantors execute and deliver this Guaranty to Seller. The Purchase Agreement, the Note, the Guaranty and all other documents executed by Purchaser in connection with the Acquisition are hereby referred to as the “Acquisition Documents.”

NOW THEREFORE, for and in consideration of consummating the Acquisition by Seller and as a material inducement to Seller to execute the Acquisition Documents, Guarantors hereby jointly, severally, absolutely, unconditionally and irrevocably guarantee the prompt payment by Purchaser of the Purchase Price and other sums payable by Purchaser under the Acquisition Documents and the faithful and prompt performance by Purchaser of each and every one of the terms, conditions and covenants of the Acquisition Documents to be kept and performed by Purchaser.

Seller and the Guarantors hereby agree as follows:

1.  If at any time Purchaser defaults on any obligation under the Acquisition Documents, the Guarantors will promptly pay, upon demand, such sums to Seller in good funds necessary to cure said default or perform such obligation and immediately take any action necessary to cure said default. Seller may enforce this Guaranty upon a default under the Acquisition Documents notwithstanding any dispute between Seller and Purchaser with respect to either the existence of the default or of any counterclaim, set-off or other claim that Purchaser may allege against Seller. Seller shall have the right to proceed against the Guarantors without exhausting its rights against Purchaser first. The Guarantors’ liability under this Guaranty shall continue until each and every obligation of Purchaser under the Acquisition Documents has been duly paid and/or performed.

2.  Without notice to or consent of the Guarantor and without in any way altering, waiving, exonerating, limiting or otherwise affecting this Guaranty or the liability of the Guarantors hereunder: (a) any of the provisions of any of the Acquisition Documents may at any time and from time to time be modified or amended by agreement, express or implied, between Seller and Purchaser; (b) Seller may at any time and from time to time assign its interest in the Note and this Guaranty, either absolutely or as security; (c) Seller may release or discharge any person liable under the Acquisition Documents (including Purchaser) or any other guarantor or any security or collateral that Seller may at any time hold for the performance of Purchaser or its obligations under the Note; (d) Seller may foreclose or otherwise realize on any security or collateral for the performance by Purchaser of its obligations under the Acquisition Documents; (e) Seller may accept or make compositions or other arrangements or file or refrain from filing a claim in any bankruptcy proceeding of Purchaser, the Guarantors or any other guarantor; (f) Seller and Purchaser may amend any provision of any Acquisition Document; and (h) Seller may deal with Purchaser or any other guarantor or any security or collateral held by Seller as Seller may determine in its sole and absolute discretion. The Guarantors specifically agree their respective liability hereunder shall continue even if Seller alters any obligations of Purchaser under the Acquisition Documents in any respect or if the Guarantors’ remedies or rights against Purchaser are in any way impaired or suspended without notice to or the consent of the Guarantors.

3.  This Guaranty is a guarantee of payment and performance and not of collectability. This Guaranty is not conditioned or contingent upon the genuineness, validity, regularity or enforceability of the Acquisition Documents or the obligations contained therein. The Guarantors specifically agree that they shall remain liable even if Purchaser has no liability at the time of execution or if Purchaser, at any time, ceases to be liable. This Guaranty and the liability of the Guarantors will not be altered, limited or otherwise affected by reason of the dissolution of Purchaser or the discharge of Purchaser’s liability hereunder by operation of law or otherwise. The Guarantors specifically agree that liability under this Guaranty may be larger in amount or otherwise more burdensome than the liability of Purchaser under the Acquisition Documents.

4.  Each Guarantor hereby waives (a) diligence and all demands, protests, and presentations or presentments; (b) notice of every kind or nature to the Guarantors, to Purchaser or to any other person, including notices of (i) protest, dishonor, nonpayment or nonperformance, or acceptance of this Guaranty, (ii) any default under the Acquisition Documents or the accrual of any obligation hereunder, and (iii) the election by Seller to pursue any right or remedy available to Seller upon a default by Purchaser under the Acquisition Documents; (c) the right to plead any and all statutes of limitations as a defense to the liability of the Guarantor hereunder or the enforcement of this Guaranty; (d) all principles or provisions of law or equity that conflict with any of the provisions of this Guaranty or would limit or impair Seller’s rights hereunder; and (e) any right of subrogation. This Guaranty and the liability of Guarantors hereunder will not be altered, limited or otherwise affected by Seller’s failure to enforce or delay in enforcing any of the rights or remedies of Seller under the Acquisition Documents or at law or in equity. No failure or delay will be construed as a waiver of any such rights or remedies.

5.  (a)  Without in any way limiting the generality of the waivers and agreements set forth above, this Guaranty and the liability of the Guarantors hereunder will not be altered, limited or otherwise affected by: (i) the release or discharge of Purchaser in any creditor proceeding, insolvency proceeding, receivership, bankruptcy or other debtor relief proceeding (each and all of which shall hereinafter be referred as a “Purchaser Insolvency Proceeding”); (ii) the impairment, limitation or modification of the liability of Purchaser or the estate of Purchaser, (iii) the impairment, limitation or modification of any remedy that Seller may have for the enforcement of Purchaser’s liability resulting from the operation of any present or future provision of any statute or decisional law applicable to or enforced in any Purchaser Insolvency Proceeding; or (iv) the rejection or disaffirmance of the Acquisition or any obligation to be paid or performed by Purchaser in any Purchaser Insolvency Proceeding. Any payment due from Purchaser that accrues after the commencement of any Purchaser Insolvency Proceeding (or, if any payment ceases to accrue by operation of law as a result of the commencement of a Purchaser Insolvency Proceeding, such payment as would have accrued if the Purchaser Insolvency Proceeding had not commenced) shall be included in the Guarantor’s obligations hereunder.

(b)  The Guarantors will file all claims against Purchaser in any Purchaser Insolvency Proceeding where the filing of the claims is permitted or required by law on any indebtedness of Purchaser to the Guarantors. The Guarantors hereby assign to Seller all rights of the Guarantors with respect to each and every claim. Seller will have the sole right to accept or reject on behalf of the Guarantors any plan proposed in such Purchaser Insolvency Proceeding and to take any other action that the Guarantors otherwise would be entitled to take in the Purchaser Insolvency Proceeding. If the Guarantors do not file any such claim, then Seller, as attorney in fact for the Guarantors, is hereby authorized (but is not obligated) to do so in the name of the Guarantors or, in Seller’s discretion, to assign the claim and to file a proof of claim in the name of Seller’s assignee or nominee. In any Purchaser Insolvency Proceeding, the person or persons authorized and instructed to pay to Seller the full amount of any such claim are hereby authorized and instructed to pay to Seller the full amount of any such claim unless and until all of the obligations of Purchaser under the Acquisition Documents have been duly paid and performed, and, to the extent necessary for such purpose, the Guarantors hereby assigns to Seller all of the Guarantors’ rights to any such payments or distributions.

6.   Each Guarantor jointly and severally represents and warrants to Seller as follows:
(a)  Each Guarantor now has and will continue to have full and complete access to any and all information concerning the Acquisition Documents, the value of the assets owned or to be acquired by Purchaser, Purchaser’s financial status and its ability to pay and perform the obligations under the Acquisition Documents. Each Guarantor further represents and warrants to Seller that the Guarantors have reviewed and approved the Acquisition and are fully informed of the remedies Seller may pursue in the event of default. So long as any of the Guarantors’ obligations hereunder remain unsatisfied or owing to Seller, the Guarantors will keep fully informed of Purchaser’s financial condition and the performance of Purchaser’s obligations under the Acquisition Documents. Seller has no obligation to give notice to the Guarantors in the event of any change in Purchaser’s financial condition or the performance (or failure of performance) by Purchaser of its obligations under the Acquisition Documents.

(b)  No consent of any other person or entity, including any creditor of the Guarantors, and no license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing declaration with, any governmental authority, is required to be obtained or made by the Guarantors in connection with or as a condition to the execution of the Guaranty.

(c)  This Guaranty has been duly authorized, executed and delivered by the Guarantors, and constituted a legal, valid and binding obligation of the Guarantors and is enforceable against the Guarantors in accordance with its terms.

(d)  The execution, delivery and performance of this Guaranty will not violate (i) any provision of any law or regulation, (ii) any order, judgment, award or decree of any court, arbitrator or governmental authority binding upon the Guarantors, or (iii) any mortgage, indenture, contract or other agreement that the Guarantors or any of the Guarantors’ assets may be bound. The execution, delivery and performance of this Guaranty will not result in or require the creation or imposition of any lien on the Guarantors’ property, assets or revenues.

8.  Within thirty (30) days after the Guarantors receive a request from Seller, the Guarantors will execute and deliver to Seller, and to any third party designated by Seller, a certificate reciting that (a) this Guaranty is unmodified and in full force and effect; and (b) no event has occurred which, with the passage of time or notice or both, would constitute or entitle the Guarantors to any defense, offset, counterclaim or exoneration under this Guaranty. The Guarantors expressly agree that any certificate executed and delivered by the Guarantors may be relied upon by Seller and any other person to whom the certificate is delivered without independent investigation or examination to determine the accuracy, reasonableness, or good faith of the information and recitals contained therein.

9.  Guarantors do hereby subrogate all existing or future indebtedness of Purchaser to Guarantors to the obligations owed to Seller under the Purchase Agreement and this Guaranty.

10.  (a)  This Guaranty will be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, permitted assigns and representatives. Any married person who signs this Guaranty expressly agrees that recourse may be had against community property assets and against his or her separate property for the satisfaction of all obligations herein guaranteed.

(b)  In the event any action be brought by said Seller against Guarantors hereunder to enforce the obligation of Guarantors hereunder, the unsuccessful party in such action shall pay to the prevailing party therein a reasonable attorney's fee which shall be fixed by the court.

(c)  This Guaranty is subject to amendment only by a writing that makes reference to this Guaranty and is signed by all parties hereto.

(d)  This Guaranty will be governed by and construed under the laws of the State of Nevada.

(e)  This Guaranty may be executed in counterparts, each of which shall constitute an original, but all of which together shall constitute one (1) and the same instrument.

IN WITNESS WHEREOF, this Guaranty is effective as of the date first written above.

By: J Dapper	By: Don Forman

JAVA DETOUR ANNOUNCES CLOSING OF SALE OF NEVADA STORE LOCATIONS

San Francisco, CA (August 7, 2007) - Java Detour, Inc. (JVDT.PK) announced today that it has sold its four Las Vegas company-owned stores to its Nevada franchisee, Java Nevada LLC (“Java Nevada”), for an undisclosed amount of money. The Company, through its wholly-owned subsidiary, JDCO, Inc., completed the sale with Java Nevada on August 2, 2007.

According to the Company's CEO, Michael Binninger, "our franchisee in the market was very eager to jump start its La Vegas expansion which, in our opinion, made this transaction advantageous for both companies."

As a result, Java Nevada is now operating its first four Java Detour® franchise stores in the Nevada market. Java Nevada is also under construction on three additional Java Detour® franchise store locations that it plans to open in Las Vegas by year end 2007.

About Java Detour, Inc.

Java Detour sells high quality gourmet coffees, whole leaf teas, cold blended beverages, fresh fruit smoothies and select baked goods primarily from company-owned and franchised retail stores. All of our store locations, whether company-owned or franchised, will continue to focus on our core business concepts: consistently providing superior quality, convenience and customer service to all of our customers.

For more information, visit www.javadetour.com.

This news release contains certain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations and results. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words such as "may," "will," "expect," "believe," "anticipate," "estimate," "intends," "goal," "objective," "seek," "attempt," or variations of these or similar words, identify forward-looking statements. These statements by their nature are estimates of future results only and involve substantial risks and uncertainties. Actual results may differ materially from those indicated by these forward-looking statements as a result of various factors including, but not limited to, risks related to: our ability to obtain additional funding to support our business activities; the early-stage market for ventricular assist products and services; an expected dramatic rise in expenses; rapid growth and change in our business; as well as those risks more fully discussed in the Company's reports filed from time to time with the Securities and Exchange Commission. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing its views as of any subsequent date. We do not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

Contact:

Media Contact: Becky Tracz
Fishman Public Relations
Deerfield, IL
(847) 945-1300
btracz@fishmanpr.com